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EXHIBIT 10.9

MASTER AGREEMENT

    This Master Agreement (this "Agreement") is made and entered into as of the 15th day of June, 2001, by and among Redwood Energy Production, L.P., a Texas limited partnership ("Redwood"), Gateway Processing Company, a Texas corporation ("Gateway"), and Hanover Compression Limited Partnership, a Delaware limited partnership ("Hanover"). Redwood, Gateway, and Hanover are sometimes hereinafter individually referred to as a "Party" and collectively referred to as the "Parties."

RECITALS

    WHEREAS, Redwood has acquired an undivided ninety-five and three-tenths percent (95.3%) working interest (pending the release from escrow of the record title Assignment as set forth in that Purchase and Sale Agreement dated December 29, 2000 between Redwood and Panther Rodessa, L.P., et al.) in and to the oil and gas leases described on Exhibit A-1 attached hereto in the Madisonville Rodessa Field in Madison County, Texas (the "MRF") within the AMI (hereinafter defined), insofar and only insofar as said oil and gas leases cover and include the right to produce gas from the Rodessa/Sligo Interval (hereafter defined); and

    WHEREAS, as of the date of this Agreement, Redwood's oil and gas leases in the MRF encompass the land map with the interpreted field outline as shown on Exhibit A-2 attached hereto; and

    WHEREAS, Redwood is the operator of the oil and gas leases in the MRF; and

    WHEREAS, Gateway desires to purchase the gas owned or controlled by Redwood and produced from the Rodessa/Sligo Interval in the AMI; and

    WHEREAS, Gateway desires to have Hanover treat the gas to remove Acid Gas and other impurities to make the gas marketable, deliver the Acid Gas to Redwood, and deliver the pipeline quality gas to Gateway.

    NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.
Definitions

    For purposes of this Agreement, the following terms and phrases shall have the following meanings (other defined terms may be found elsewhere in this Agreement):

    "Acid Gas" means carbon dioxide and hydrogen sulfide removed by the amine treater at the Treatment Plant from gas produced from wells in the AMI in accordance with the Treating Agreement and disposed of in the Injection Well.

    "Affiliate" means (a) any Person that, directly or indirectly, through one or more other Persons, controls, is controlled by or is under common control with the Person specified and (b) with respect to any Person (i) the securities of which are not publicly traded and (ii) that has no ultimate parent the securities of which are publicly traded, any executive officer of the Person specified and any Person controlled by one or more executive officers of the Person specified. For the purpose of this definition of Affiliate, the term "control" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract or agency or otherwise.

    "Agreement" has the meaning set forth in the introductory paragraph.

    "Ancillary Agreements" means the Gas Purchase Agreement, the Transportation Agreement, the Treating Agreement, and the Escrow Agreement.

    "Area of Mutual Interest" or "AMI" means the area outlined on Exhibit A, including, without limitation, the lands covered by the leases described in Exhibit A-1 and such other lands covered by leases or other interests that Redwood may obtain during the term of this Agreement within the AMI. If any lease or other interest acquired by Redwood lies partially within and partially outside of the AMI, the entire interest shall be considered as being situated within the AMI, and the AMI shall be revised to accord with any such change.

    "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Texas, and on which banks are open for business in Houston, Texas.

    "Claims" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including, without limitation, attorneys' fees and costs of litigation), whether known or unknown, including environmental and non-environmental claims.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Closing" has the meaning set forth in Section 2.1.

    "Contract Year" means the twelve (12) month period beginning the first day of the month following the date of initial deliveries of gas under this Agreement, and each subsequent twelve (12) month period thereafter; provided that the first Contract Year shall include the period from the date of initial deliveries of gas until the first day of the following month.

    "Escrow Agreement" means the Escrow Agreement in the form attached hereto as Exhibit F, as the same may be amended from time to time in accordance with Section 8.3.

    "Excess Gas" means those proved reserves of gas owned or controlled by Redwood from the Rodessa/Sligo Interval in the MRF which are in excess of those proved reserves of gas required to support production of eighteen million cubic feet of gas per day (18,000 Mcf/d) during each of the Contract Years remaining under the Initial Term of this Agreement.

    "Exhibits" mean the following exhibits which are attached hereto and made a part hereof for all purposes:

  Exhibit A—Area of Mutual Interest
  Exhibit A-1—Oil and Gas Leases
  Exhibit A-2—Land Map with Interpreted Field Outline
  Exhibit B—Ruby Magness Well No. 1
  Exhibit C—Gas Purchase Agreement
  Exhibit D—Treating Agreement
  Exhibit E—Transportation Agreement
  Exhibit F—Escrow Agreement
  Exhibit G—Ryder Scott Reserve Report

    "Force Majeure" has the meaning set forth in Section 8.1 below.

    "Gas Purchase Agreement" means the Gas Purchase Agreement between Gateway and Redwood in the form attached hereto as Exhibit C, as the same may be amended from time to time in accordance with Section 8.3.

    "Governmental Authority" means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including, without limitation, any tribal authority having jurisdiction.

    "Initial Term" has the meaning set forth in Section 5.2 below.

    "Initial Well Report" means that report furnished by Redwood to Gateway and Hanover with respect to gas production volumes, reserves, and composition from the Ruby Magness Well No. 1.

    "Injection Well" means the disposal well to be permitted and drilled, recompleted, or purchased as set forth in Section 3.2 below.

    "Laws" means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including, without limitation, environmental laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

    "MRF" has the meaning set forth in the Recitals above.

    "Party" and/or "Parties" has the meaning set forth in the introductory paragraph.

    "Person" means an individual, group, partnership, limited liability company, corporation, trust or other entity.

    "Phase I" has the meaning set forth in Article III.

    "Phase II" has the meaning set forth in Article IV.

    "Plant Location" means the site of the Treatment Plant.

    "Reserve Report" means that report entitled Estimated Future Reserves and Income Attributable to Certain Leasehold Interests by Ryder Scott Company, Petroleum Consultants covering the MRF dated December 31, 2000 attached hereto and made a part hereof as Exhibit G.

    "Rodessa/Sligo Interval" means the stratigraphic equivalent of those sands, zones, and horizons occurring below the surface of the earth encountered between the depths of 11,427 feet and 12,378 feet (electric log measurements) in the Ruby Magness Well No. 1 located in the Amy Boatwright Survey, A-7, Madison County, Texas.

    "Supplemental Reserve Report" has the meaning set forth in Section 4.1 and 4.4.

    "Third Party" means any Person other than the Parties and their respective Affiliates, including any Governmental Authority.

    "Transportation Agreement" means the Transportation Agreement between Gateway and its Affiliate in the form attached hereto as Exhibit E, as the same may be amended from time to time in accordance with Section 8.3.

    "Treating Agreement" means the Treating Agreement between Hanover and Gateway in the form attached hereto as Exhibit D, as the same may be amended from time to time in accordance with Section 8.3.

    "Treatment Plant" means the Gas Treatment Plant to be designed and installed by Hanover, all as more particularly set forth in the Treating Agreement attached hereto as Exhibit D.

ARTICLE II.
Closing and Execution of Instruments

    2.1 Closing. The closing of the transactions contemplated hereunder (the "Closing") shall be at 10:00 a.m. on            , June  , 2001 at the offices of Redwood Energy Production, L.P., at One Maritime Plaza, Suite 400, San Francisco, CA 94111. At the Closing the Parties (or their Affiliates, as applicable) shall execute and deliver all of the instruments to be executed in connection herewith including, without limitation, the Ancillary Agreements.

    2.2  Further Assurances.  From time to time after the Closing, upon reasonable request by any other Party, each Party agrees to execute and deliver such additional documents as the requesting Party may reasonably require to accomplish the purposes of this Agreement.

ARTICLE III.
Phase I Initial Development Program

    The actions conducted by the Parties pursuant to this ARTICLE III shall be referred to as "Phase I."

    3.1  Ruby Magness Well No. 1.  After the Closing, Redwood shall perform, or cause to be performed, remedial work on the Ruby Magness Well No. 1, conduct an evaluation to confirm the production rates and reserves indicated in the Reserve Report, and provide a current gas composition analysis to confirm assumptions regarding gas quality used for sizing major equipment to be installed at the Treatment Plant. Redwood shall furnish the other Parties with the Initial Well Report indicating the results of the evaluation and analysis. If the Initial Well Report substantially confirms the production rates and reserves indicated in the Reserve Report, and substantially confirms the assumptions regarding gas quality used for sizing major equipment to be installed at the Treatment Plant (hereinafter an "Acceptable Initial Well Report"), and Redwood has successfully acquired a permit from the applicable Governmental Authority to drill, recomplete, or purchase the Injection Well as set forth below, the Parties shall be obligated to perform their Phase I obligations as set forth herein.

    3.2  Injection Well.  Upon receipt of the Acceptable Initial Well Report, Hanover shall acquire not less than three (3) acres in the AMI for the Plant Location, and Redwood will acquire a surface and bottomhole location and associated injection rights for Redwood's Injection Well. Hanover and Redwood will coordinate their acquisitions so that the Plant Location and the Injection Well location are located as close as practicable. Hanover and Redwood shall have a contemporaneous closing of the Plant Location and Injection Well location acquisitions. At the closing, Hanover shall pay to Redwood's seller the entire purchase price of the Injection Well location (inclusive of all Third Party brokerage, title insurance, and land-related costs borne by Redwood). At the closing, Redwood shall take title to the Injection Well location, and Hanover shall take title to the Plant Location. Hanover shall pay all taxes assessed against or attributable to the land comprising the Plant Location, and all taxes assessed against or attributable to Hanover's improvements, fixtures, furnishings, equipment, and other personal property on the Plant Location. Redwood shall pay all taxes assessed against or attributable to the land comprising the Injection Well location, and all taxes assessed against or attributable to Redwood's improvements, fixtures, furnishings, equipment, and other personal property on the Injection Well location. Gateway shall pay all taxes assessed against or attributable to its improvements, fixtures, furnishings, equipment, and other personal property within the AMI. Redwood shall thereafter use its reasonable efforts to obtain a permit from the applicable Governmental Authority to drill, recomplete, or purchase the Injection Well which shall be adequately sized for both Phase I and Phase II estimated volumes of Acid Gas. Redwood shall notify the other Parties upon its receipt of the Injection Well permit, and shall within ninety (90) days after receipt of the Injection Well permit at Redwood's sole cost, risk, and expense, subject to rig availability and events of Force Majeure, use reasonable efforts to commence, or cause to be commenced, drilling or recompletion operations on the Injection Well. Redwood and Hanover shall work closely together during the acquisition of the Plant Location and the drilling, completion, or recompletion of the Injection Well so as to efficiently coordinate the fabrication and installation of the Treatment Plant. The Injection Well shall be drilled or recompleted in a prudent manner and in accordance with oil and gas industry standards and applicable Laws. The Injection Well shall be drilled or recompleted in accordance with the following specifications: (i) the Injection Well shall have sufficient capacity to dispose of all volumes of Acid Gas removed at the Treatment Plant from reserves owned or controlled by Redwood and produced from the Rodessa/Sligo Interval in the MRF, and (ii) Redwood shall use its reasonable efforts to place the Injection Well's surface location within one thousand feet (1,000') of the Treatment Plant.

    3.3  Construction of Treatment Plant.  Promptly after notice from Redwood of the receipt of the Injection Well permit, Hanover shall commence, or cause to be commenced, the fabrication of the facilities to be installed at the Treatment Plant. The Treatment Plant will be designed and installed in accordance with the specifications set forth in the Treating Agreement with an initial capacity sufficient to treat and bring up to pipeline quality specifications eighteen million cubic feet of gas per day (18,000 Mcf/d), assuming that the composition of said gas substantially conforms to the gas quality set forth in the Acceptable Initial Well Report. Hanover will not be required to install the facilities at the Plant Location prior to (i) the Injection Well being tested to the extent reasonably necessary to demonstrate that it will be able to dispose of the projected volumes of Acid Gas, and (ii) Hanover's receipt of an Acceptable Initial Well Report. Subject to the aforesaid and subject to events of Force Majeure, the Treatment Plant will be installed and operational within one hundred eighty (180) days after the later to occur of (i) the receipt of notification by Redwood that it has secured the Injection Well permit, or (ii) an Acceptable Initial Well Report; provided, however, that if as of August 31, 2001, Redwood has not received the required Injection Well permit and an Acceptable Initial Well Report, then the one hundred eighty (180) day time period set forth in the previous sentence will be changed to two hundred seventy (270) days; and provided further that if as of December 31, 2001, Redwood has not received the required Injection Well permit and an Acceptable Initial Well Report, then the time period will be subject to renegotiation. Hanover will construct the Acid Gas disposal line from the Treatment Plant to the boundary of the Plant Location, and Gateway will construct the Acid Gas disposal line from the boundary of the Plant Location to the Injection Well at the sole cost, risk, and expense of the Party undertaking such disposal line construction; provided, however, if the disposal line exceeds one thousand feet (1,000'), Redwood will reimburse Hanover or Gateway, as appropriate, for the actual direct costs paid by such Party for that portion of the disposal line that exceeds one thousand feet (1,000'). The Acid Gas disposal line shall have sufficient capacity to transport from the Treatment Plant to the Injection Well for redelivery to Redwood all Acid Gas removed at the Treatment Plant from up to fifty million cubic feet of gas per day (50,000 Mcf/d). Title to and custody of the Acid Gas will be transferred from Gateway to Redwood at the outlet flange of the Acid Gas disposal line at the Injection Well. To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Hanover or Gateway, Redwood shall assign such rights to Hanover or Gateway, as applicable, to assist in the installation of the Acid Gas disposal line, provided that Hanover or Gateway, as applicable, shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument. No payment made by Redwood to Hanover or Gateway hereunder shall constitute a release or waiver of Redwood's audit rights and right to seek reimbursement for any audit exceptions under Section 8.14 below. Hanover shall also install and maintain at the Treatment Plant, at its sole cost, risk, and expense, a separator, a condensate line, an appropriately-sized water line, and a water tank, and shall bear up to $1,500.00 per month of the costs to truck such water to an appropriate disposal location. Any costs to dispose of the water in excess of $1,500.00 per month shall be borne by Redwood. In addition, Redwood shall install and maintain at the Treatment Plant, at its sole cost, risk, and expense, a condensate tank.

    3.4  Construction of the Gathering and Transportation System.  Promptly after notice from Redwood of the receipt of the Injection Well permit, Gateway shall commence, or cause to be commenced, the acquisition of rights-of-way for the gathering and transportation pipelines for gas from the MRF. The gathering line from the Ruby Magness Well No. 1 to the Treatment Plant will be constructed and operated in accordance with the specifications set forth in the Gas Purchase Agreement, and the transportation system from the tailgate of the Treatment Plant to the TXU Lone Star Gas Company thirty inch (30") line will be constructed and operated in accordance with the specifications set forth in the Transportation Agreement. Gateway will not be required to install the gathering line from the Ruby Magness Well No. 1 to the Treatment Plant or the Transportation System prior to the Injection Well being tested to the extent reasonably necessary to demonstrate that it will be able to dispose of the projected volumes of Acid Gas and the receipt of an Acceptable Initial Well Report. Subject to the aforesaid and subject to events of Force Majeure, the gathering and transportation pipelines will be installed and operational within one hundred eighty (180) days after the later to occur of (i) Gateway's receipt of notification by Redwood that it has secured the Injection Well permit, or (ii) an Acceptable Initial Well Report. If the gathering line from the Ruby Magness Well No. 1 to the Treatment Plant exceeds two thousand feet (2,000'), Redwood will reimburse Gateway for its actual direct costs associated with that portion of the gathering line that exceeds two thousand feet (2,000'). No payment made by Redwood to Gateway hereunder shall constitute a waiver of Redwood's audit rights and right to seek reimbursement for any audit exceptions under Section 8.14 below. To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Gateway, Redwood shall assign such rights to Gateway to assist in the installation of the gathering and transportation pipelines, provided that Gateway shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument.

ARTICLE IV.
Phase II Development Program

    The actions conducted by the Parties pursuant to this ARTICLE IV shall be referred to as "Phase II."

    4.1  Supplemental Reserve Report.  Redwood may elect at its sole discretion to drill, or cause to be drilled, one (1) or more additional wells in the MRF. Upon the successful completion of any such additional well in the MRF, Redwood shall have Ryder Scott Company prepare a Supplemental Reserve Report, and shall promptly furnish the other Parties with a copy of same. The Supplemental Reserve Report will show the expected annual gas production by Contract Year based on proved reserves attributable to Redwood's interest in the Rodessa/Sligo Interval in the MRF assuming treating equipment of the same size as described in Exhibit B to the Treating Agreement.

    4.2  Additional Treating Facilities / Preferential Right.  If the Supplemental Reserve Report indicates that Redwood can produce more than 18,000 Mcf per day, on average, during each Contract Year through the end of the seventh (7th) Contract Year, then Hanover and Gateway shall commence negotiations to amend the Treating Agreement for Hanover to install and operate additional facilities at the Treatment Plant. Any such amendment shall be submitted to Redwood for its approval. If within sixty (60) Business Days of its receipt of the proposed Treating Agreement amendment Redwood fails or refuses in its sole discretion to approve the amendment, it may elect to install and operate, or negotiate with a Third Party to install and operate, additional treating equipment to handle the volumes of Excess Gas. Redwood's failure to notify the other Parties in a timely manner shall be deemed an election not to approve the amendment. Once Redwood has prepared or received the specifications, construction schedule, and pricing information with respect to the installation and operation of the additional treating facilities, its shall provide same to Hanover. Within thirty (30) Business Days of receipt of such specifications and pricing information, Hanover shall notify Redwood whether it elects to match such specifications, construction schedule, and pricing. Hanover's failure to notify Redwood in a timely manner shall be deemed an election not to match such specifications, construction schedule, and pricing. If Hanover elects to install and operate the additional facilities, Hanover and Gateway shall amend the Treating Agreement to reflect the specifications, construction schedule, and pricing information provided by Redwood. If Hanover fails or refuses to notify Redwood in a timely manner of its election to install and operate the additional treating facilities in accordance with Redwood's specifications, construction schedule, and pricing, or elects not to install and operate the additional facilities (i) Gateway and Redwood will amend the Gas Purchase Agreement to release all volumes of Excess Gas, and (ii) the Excess Gas shall be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that Redwood will be Shipper in lieu of Gateway.

    4.3  Gathering System for Additional Wells.  Upon notification by Redwood of its successful completion of any additional well or wells in the AMI, Gateway shall commence, or cause to be commenced, the construction of a gathering line(s) from the additional well(s) to the Ruby Magness Well No. 1 (or any other additional well), or the Treatment Plant (or Redwood's or a Third Party's treating facilities, as the case may be), the actual location and route of the gathering line(s) to be determined at Gateway's sole discretion, after reasonable consultation with Redwood. Any such additional gathering line(s) shall be constructed and operated in accordance with the specifications set forth in that Gas Purchase Agreement. Gateway will build any additional gathering line(s) at its sole cost, risk, and expense; provided, however, with respect to each additional well, to the extent that the gathering line (whether between wells or between the well and the applicable treating facilities) exceeds five thousand feet (5,000'), Redwood will reimburse Gateway for its actual direct costs associated with that portion of the gathering line which exceeds five thousand feet (5,000'). To the extent that Redwood has the right to lay pipelines across any of the lands or leases in the AMI and such right may be assigned, then, if requested by Gateway, Redwood shall assign such rights to Gateway to assist in the installation of the gathering and transportation pipelines, provided that Gateway shall reimburse Redwood for all costs and expenses, if any, incurred in any assignment of pipeline right-of-way or similar instrument. No payment made by Redwood to Gateway hereunder shall constitute a release or waiver of Redwood's audit rights and right to seek reimbursement for any audit exceptions under Section 8.14 below.

    4.4  Treating Facilities for Non-Rodessa/Sligo Interval Gas.  If Redwood completes a well which is capable of producing gas from any formation or horizon in the AMI other than the Rodessa/Sligo Interval, then Redwood shall have Ryder Scott Company prepare a Supplemental Reserve Report, and shall promptly furnish the other Parties with a copy of same and a gas analysis. The Supplemental Reserve Report will show the expected annual gas production by Contract Year based on proved reserves attributable to Redwood's interest. Promptly after receipt of the Supplemental Reserve Report, Hanover and Gateway shall commence negotiations to amend the Treating Agreement for Hanover to install and operate additional facilities at the Treatment Plant for the non-Rodessa/Sligo Interval gas. Any such amendment shall be submitted to Redwood for its approval. If within sixty (60) Business Days of its receipt of the proposed Treating Agreement amendment Redwood fails or refuses in its sole discretion to approve the amendment, it may elect to install and operate, or negotiate with a Third Party to install and operate, additional treating equipment to handle the volumes of non-Rodessa/Sligo Interval gas. Redwood's failure to notify the other Parties in a timely manner shall be deemed an election not to approve the amendment. Once Redwood has prepared or received the specifications, construction schedule, and pricing information with respect to the installation and operation of the additional treating facilities, its shall provide same to Hanover. Within thirty (30) Business Days of receipt of such specifications and pricing information, Hanover shall notify Redwood whether it elects to match such specifications, construction schedule, and pricing. Hanover's failure to notify Redwood in a timely manner shall be deemed an election not to match such specifications, construction schedule, and pricing. If Hanover elects to install and operate the additional facilities, Hanover and Gateway shall amend the Treating Agreement to reflect the specifications, construction schedule, and pricing information provided by Redwood. If Hanover fails or refuses to notify Redwood in a timely manner of its election to install and operate the additional treating facilities in accordance with Redwood's specifications, construction schedule, and pricing, or elects not to install and operate the additional facilities the non-Rodessa/Sligo Interval gas shall be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that Redwood will be Shipper in lieu of Gateway.

    4.5  Preferential Right to Acquire Treatment Plant.  If at any time during the Term hereof, Hanover enters into an agreement with a Third Party to sell all or any portion of the Treatment Plant, it shall promptly provide written notice to Redwood and furnish Redwood with full information concerning the pending sale including the identity of the proposed purchaser, the purchase price, and all other material terms of the offer. Redwood shall have an optional prior right for a period of ten (10) Business Days from receipt of Hanover's notice of the sale, to purchase on the same terms and conditions the interest that Hanover proposes to sell. If the sale of the Treatment Plant is part of a larger transaction, Hanover shall provide Redwood with a reasonable allocation of that portion of the purchase price relating to the Treatment Plant. Redwood shall have no preferential purchase right in any case where Hanover enters into a financing transaction involving the Treatment Plant, or in any stock or partnership interest sale which results in a change in control of the entity that owns the Treatment Plant.

ARTICLE V.
Escrow Agreement / Term / Limited Recourse / Third Party Treating

    5.1  Escrow Agreement.  Prior to the Closing Hanover and Redwood will enter into an Escrow Agreement with The Chase Manhattan Bank. In accordance with the Escrow Agreement, The Chase Manhattan Bank will (i) receive into an Escrow Account all proceeds derived from the sale of the gas owned or controlled by Redwood, produced from the Rodessa/Sligo Interval in the AMI in each month, and sold to Gateway, (ii) remit to Hanover and to Gateway their respective shares of the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee, as applicable, and (iii) remit to Redwood all remaining proceeds after payment of the items under (ii) above. Redwood shall bear all of The Chase Manhattan Bank's fees and expenses arising under or with respect to the Escrow Agreement. Notwithstanding the foregoing, the Parties agree that (i) all amounts to be received by Hanover pursuant to the provisions of any borehole farmout under Section 5.6 below shall be paid directly to Hanover and shall not be paid into the Escrow Account, and (ii) all Third Party treating revenues derived under Section 5.4 below shall be paid directly to Hanover and subsequently disbursed as set forth therein, and shall not be paid into the Escrow Account.

    5.2  Term.  The term of this Agreement and the transactions contemplated hereunder shall be for an initial term of seven (7) Contract Years (the "Initial Term"), and then Contract Year to Contract Year thereafter; provided, however, this Agreement may be cancelled by any Party at the end of the Initial Term or at the end of any Contract Year thereafter by providing the other Parties with prior written notice at least ninety (90) days in advance of the cancellation date. The Initial Term shall be extended (i) by the duration of any event of Force Majeure under Section 8.1 below, and (ii) for such periods of time in excess of thirty (30) days in any Contract Year that the Treatment Plant, the gathering or transportation system, or Redwood's well(s) are inoperative or shut-in for repairs, mechanical malfunction, or any other reason whatsoever.

    5.3  Limited Recourse.  Gateway and Hanover shall look solely to the proceeds derived from Gateway's sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI in each month as the source of payment of the corresponding gathering, separating, dehydrating, treating, and transportation fees and expenses incurred in said month with respect to such gas. Gateway and Hanover acknowledge that neither Redwood nor any of its partners, Affiliates, or any of their directors, officers, employees, or representatives shall have any personal liability or obligation with respect to any payment made or to be made by Redwood to Hanover, Gateway, or any of their Affiliates hereunder, and that the only source for payment of any such gathering, separating, treating, dehydrating,or transportation fees and expenses incurred in any month are the proceeds attributable to the Gateway's sale of Redwood's owned or controlled gas produced from the Rodessa/Sligo Interval in the AMI for said month. All payment obligations to Hanover or Gateway hereunder are entirely without recourse to Redwood, its partners, Affiliates, and their directors, officers, employees, and representatives. Notwithstanding the foregoing, the Parties agree that nothing herein shall limit Hanover's or Gateway's recourse in cases of Redwood's fraud or willful misconduct. The Parties further agree that (i) any payments to be made by Redwood to either of the other Parties under Sections 3.3, 3.4, or 4.3 for reimbursement of costs associated with excess disposal or gathering line length or (ii) any costs and expenses to be borne by Redwood in connection with oxygen removal facilities under Section 4.2 of the Gas Purchase Agreement shall be general partnership obligations which are not subject to limited recourse provisions hereof.

    5.4  Third Party Gas Treating.  During the term hereof, all deliveries by Gateway of Redwood's owned or controlled gas in the MRF to Hanover for treating in the Treatment Plant will have priority over any gas deliveries made by any other party up to the total plant capacity. Subject to applicable Laws and the orders of any applicable Governmental Authority, the Parties agree and acknowledge that Hanover shall not treat any Third Party gas produced from the Rodessa/Sligo Interval in the AMI. Hanover may accept and treat non- Rodessa/Sligo Interval Third Party gas on an interruptible basis subject to availability of any unused plant capacity. In the event that the total volumes of gas delivered by any Third Party and Redwood's owned or controlled gas delivered to the Treatment Plant by Gateway exceed plant capacity, Gateway will have the right to utilize one hundred percent (100%) of the Treatment Plant capacity for such gas. If, subject to the foregoing, Hanover treats Third Party gas in the Treatment Plant, and using reasonable criteria Redwood has satisfied itself that its Injection Well has sufficient reservoir capacity to handle the Acid Gas associated with the gas dedicated under the Gas Purchase Agreement, then Redwood shall accept in its Injection Well the Acid Gas associated with the Third Party gas, subject to any capacity restraints and to the negotiation of a disposal fee mutually agreeable to Redwood and the Third Party. Redwood and Hanover will share the gross Third Party treating revenue (i.e. treating revenue before deducting direct and indirect costs associated with treating the Third Party gas volumes) related to treating the Third Party gas and the disposal fee paid by the Third Party to inject Acid Gas into Redwood's Injection Well in the proportion of seventy-five percent (75%) to Redwood and twenty-five percent (25%) to Hanover; provided, however, if in any month the proceeds derived from Gateway's sale of gas owned or controlled by Redwood and produced from the MRF are insufficient to reach the Floating or the Fixed Monthly Treating Fee, as such terms are defined in the Gas Purchase Agreement, then for any such month all (100%) of gross Third Party treating revenue and the associated disposal fee up to the amount of the shortfall in the Floating or the Fixed Monthly Treating Fee, as applicable, shall be paid to Hanover for the benefit of itself and Gateway. For any month, once the Floating or the Fixed Monthly Treating Fee amount has been reached, the allocation of gross Third Party treating revenue and the associated disposal fee shall return to seventy-five percent (75%) to Redwood and twenty-five percent (25%) to Hanover.

    5.5  Binding Covenant.  This Agreement and the dedication of gas owned or controlled by Redwood from the AMI in the Gas Purchase Agreement shall be a real covenant running with the land. Any assignment by Redwood shall be made expressly subject to the terms and conditions of this Agreement.

    5.6  Borehole Farmout.  With respect to payment of the Fixed Monthly Treating Fee (as defined in the Gas Purchase Agreement), Hanover shall look solely to the proceeds derived from the sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI in each month as the source of payment of the corresponding treating fees incurred in said month with respect to such gas. If the proceeds derived from the sale of the gas owned or controlled by Redwood produced from the Rodessa/Sligo Interval in the AMI are not sufficient to pay the Fixed Monthly Treating Fee for (i) three (3) consecutive months, or (ii) any four (4) months in a six (6) month period, or (iii) if in any six (6) month period Hanover has received proceeds aggregating fifty percent (50%) or less of the Fixed Monthly Treating Fee and during any two (2) months of the next six (6) months receives less than the Fixed Monthly Treating Fee, Hanover may request that Redwood commence the drilling of an additional well to the Rodessa/Sligo Interval within one hundred twenty (120) days, subject to the approval of applicable Governmental Authority and rig availability. If Redwood fails to respond to Hanover's request within twenty (20) Business Days of receipt thereof, or refuses to drill such additional well, then Hanover may request, and Redwood promptly shall grant, a mutually acceptable borehole farmout for such additional well to Hanover at a legal location within the AMI. If any party holds a deed of trust lien or other security interest over Redwood's leasehold interest in the AMI, Redwood shall cause such party to subordinate its lien or security interest to Hanover's interest under the borehole farmout. Redwood shall serve as contract operator for Hanover and shall drill, or cause to be drilled, such additional well at Hanover's sole cost and expense. Redwood shall commence the drilling of an additional well to the Rodessa/Sligo Interval within one hundred twenty (120) days from the grant of the borehole farmout to Hanover, subject to the approval of applicable Governmental Authority and rig availability, and shall operate the well on behalf of Hanover. Redwood shall drill, complete, equip, and operate, or plug and abandon, if appropriate, any such additional well as a reasonable prudent operator and in accordance with all Laws and Governmental Authority having jurisdiction. On the first day of the month after the month that Hanover has received from the proceeds of gas produced from the additional well and sold by Redwood on behalf of Hanover pursuant to the Gas Purchase Agreement an amount equal to two hundred fifty percent (250%) of all of Hanover's direct costs and expenses incurred in drilling and completing the additional well, and one hundred percent (100%) of all equipment and lease operating costs associated therewith, all of Hanover's right, title, and interest in and to the additional well shall ipso facto revert and revest in Redwood.

ARTICLE VI.
Representations and Warranties

    Each Party represents and warrants to the other Parties that as of the date hereof:

    6.1  Organization and Good Standing.  Such Party is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite corporate or partnership power and authority to own and develop its interests and assets in or related to the MRF. Such Party is duly qualified to do business in Texas and is in good standing in the State of Texas and, if applicable, in the other jurisdictions in which it transacts business.

    6.2  Company Authority; Authorization of Agreement.  Such Party has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is a party. To the extent it is a party hereto, this Agreement and the Ancillary Agreements constitute the valid and binding obligations of such Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    6.3  No Violations.  Such Party's execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not:

      (a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the charter, certificate of formation or other organizational document of such Party;

      (b) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which such Party is a party or by which such Party is bound except, where such conflict, breach or default would not materially affect such Party's ability to consummate the transactions contemplated hereby and thereby (other than the Deeds of Trust referenced in Section 15.1 of the Gas Purchase Agreement); or (ii) any order, judgment or decree of any Governmental Authority; or

      (c) result in the creation or imposition of any lien or encumbrance on any assets of such Party in the MRF.

    6.4  Third Party Claims, Disputes and Litigation.  There are no Third Party Claims, disputes or litigation pending or, to such Party's knowledge, threatened against such Party that would prevent the consummation of the transaction contemplated by this Agreement or the Ancillary Agreements.

    6.5  Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Party's knowledge, threatened against such Party.

    6.6  Foreign Person.  Such Party is not a "foreign person" within the meaning of Section 1445 of the Code.

    6.7  Brokers, Agents and Finders.  No Person claiming by, through or under such Party is entitled to any broker's, finder's or similar fee by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

    6.8  Investments.  Prior to entering into this Agreement, such Party was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Ancillary Agreements, the interests and assets to which it may become entitled hereunder, and the value thereof. Such Party is and will be acquiring such interests and assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Laws.

ARTICLE VII.
Choice of Law and Alternate Dispute Resolution

    7.1  Choice of Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to conflicts of laws principles that would apply the laws of another jurisdiction.

    7.2  Alternate Dispute Resolution

      (a)  Good Faith Efforts.  The Parties wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute or perceived problems, each Party pledges itself to give notice to the other Party and to seek first an amicable resolution without regard to mediation or arbitration. Except as otherwise provided in this Agreement, a Party shall be given thirty (30) days from the date of such notice to correct its performance under this Agreement.

      (b)  Mediation.  In the event the Parties cannot reach an amicable resolution to a dispute or perceived problem, the Parties shall within fifteen (15) days after the end of the thirty (30)-day period set forth in (a) agree upon a mediator and shall, within the next fifteen (15) days attempt to mediate a solution.

      (c)  Arbitration.  In the event mediation does not resolve the matter, any action, dispute, Claim or controversy of any kind between the Parties arising under, related to, in connection with or pertaining to this Agreement (a "Dispute") will be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration will be administered by the American Arbitration Association (the "AAA") and in accordance with the terms of this Section 7.2 and the Commercial Arbitration Rules of the AAA, including the Optional Rules for Emergency Measures of Protection, as supplemented to the extent necessary by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 7.2 and the Commercial Arbitration Rules, or the Federal Arbitration Act, the terms of this Section 7.2 will control the rights and obligations of the Parties. Any arbitration will be conducted by three (3) arbitrators. If there is another arbitrable Dispute among the Parties pursuant to any agreement between them that involves the same facts and Parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such dispute and any arbitration initiated in connection therewith shall be consolidated with the arbitration initiated pursuant to this Agreement. No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the Parties or parties thereto. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by any Party ("Claimant") serving written notice on the Party or Parties with whom such Dispute exists, respectively ("Respondent" or "Respondents") that Claimant elects to refer the Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the thirty (30) day period, Claimant will name the arbitrator for Respondent's account. The two (2) arbitrators so chosen shall select a third arbitrator (who must have not less than seven years experience as an oil and gas lawyer) within thirty (30) days after the second arbitrator has been appointed. If the two (2) arbitrators are unable to agree on a third arbitrator within sixty (60) days from initiation of arbitration, then a third arbitrator shall be selected by the AAA office in Houston, Texas, with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the third arbitrator not later than ninety (90) days from initiation of arbitration. In the event AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators. Each Party shall pay the compensation and expenses of the arbitrator named by or for it (or its proportionate share if more than one Party is aligned in the arbitration as a Claimant or Respondent), and the Parties comprising the Claimant and the Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors, or employees of the Parties or any of their Affiliates. Unless expressly provided otherwise in this Agreement, the two (2) arbitrators named by the Parties must have not less than seven (7) years experience in the oil and gas industry, and must have a formal education or training in the area of dispute (e.g., accounting for an accounting dispute, etc.). The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Any arbitration proceeding hereunder will be conducted in Houston, Texas and will be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The arbitrators will be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law; provided, however, that no award by the arbitrators will assess consequential, punitive, exemplary, or special damages or losses (including, without limitation, loss of profit or business interruption), but may assess costs and expenses in a manner deemed equitable. The arbitrators will make specific written findings of fact and conclusions of law. The decision of the arbitrators will be final and binding on each Party. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction.

ARTICLE VIII.
Miscellaneous

    8.1  Force Majeure.

    In the event of any Party hereto being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such Force Majeure in writing or by facsimile to the other Parties as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, as far as they are affected by such Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

    The term "Force Majeure," as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of the Party claiming the suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome. Force Majeure shall include the inability to acquire or delays in acquiring rights-of-way grants, permits, or licenses at reasonable costs, and shall specifically include governmental delays in issuing permits required for the installation of the Treatment Plant if Hanover has filed all necessary applications for permits not later than September 30, 2001. Force Majeure shall also include governmental delays in issuing permits required for the re-entry of the Ruby Magness Well No. 1 and for the Injection Well. Notwithstanding the foregoing, this Agreement shall terminate on June 30, 2003 if any Party fails to obtain, in the exercise of reasonable diligence, any required permit for the Treatment Plant, the re-entry of the Ruby Magness Well No. I, or the Injection Well.

    8.2  Notices.  All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) hand delivery or (c) facsimile transmission. A notice will be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt); provided, however, if such date is not a Business Day, the date of receipt will be on the next date that is a Business Day. Each Party may change its address by notifying the other Parties in writing of such address change.

If to Redwood:	Redwood Energy Production, L.P. One Maritime Plaza, Suite 400 San Francisco, CA 94111 Attn: Mr. Stuart J. Doshi Telephone (415) 398-8186 Facsimile: (415) 398-9227
If to Gateway:	Gateway Processing Company 500 Dallas Street, Suite 2615 Houston, TX 77002 Attn: Mr. Michael Fadden Telephone (713) 336-0844 Facsimile: (713) 336-0855
If to Hanover:	Hanover Compression Limited Partnership 12001 North Houston Rosslyn Road Houston, TX 77086 Attn: Mr. Michael J. McGhan, President Telephone (281) 447-8787 Facsimile: (281) 447-8781

    8.3  Amendments and Severability.  No amendments or other modifications to this Agreement will be effective or binding on any of the Parties unless the same are in writing, are designated as an amendment or modification, expressly reference this Agreement, and are signed by each such Party. The invalidity of any one or more provisions of this Agreement will not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement will be construed as if the invalid provision had not been included herein. Any of the Ancillary Agreements may be amended by the Parties thereto without the consent of any Party to this Agreement who is not a party to the particular Ancillary Agreement being amended; provided, however, that if any such amendment materially changes or impairs any rights or alters or increases any payment or perfomance obligations described in this Agreement or in the particular Ancillary Agreement for the Party who is not a party to the amended Ancillary Agreement, the written consent of such affected Party to such amendment shall be required.

    8.4  Successors and Assigns.  This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Parties, which consent shall not be unreasonably withheld; provided, however, without the consent of the other Parties, any Party may assign this Agreement to a lender for collateral security purposes. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

    8.5  No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Code, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Any Party is authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the

United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there be any requirement that each Party give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state in which the MRF is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

    8.6  Waiver of Certain Remedies.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive or be liable to any other Party for (and each Party hereby waives) any consequential, special, indirect, or punitive damages arising out of this Agreement or the transactions contemplated hereby, irrespective of whether alleged to be by way of indemnity (other than indemnity for Third Party claims) as a result of breach of any provision of this Agreement, tort (including negligence and strict liability), or otherwise, including, without limitation, any loss of profits, loss of income, loss of use, loss of revenue, loss of contracts, loss of fuel, REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY, CONTRIBUTED TO BY, OR ARISE OUT OF, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTIES.

    8.7  No Third Party Beneficiaries.  Nothing contained in this Agreement will entitle anyone other than the Parties or their successors and permitted assigns to any Claim, cause of action, remedy or right of any kind whatsoever.

    8.8  Construction.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

    8.9  Conflict in Agreements.  If any conflict exists between this Agreement and any Ancillary Agreement, then (as between the Parties) the provisions of this Agreement shall control.

    8.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all which when taken together shall constitute one and the same agreement.

    8.11  Entire Agreement.  This Agreement and the Exhibits attached hereto, which are incorporated herein by reference, supersede all prior and contemporaneous negotiations, understandings, memoranda of understanding and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

    8.12  Headings.  The headings contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

    8.13  DTPA Waiver.  After consultation with their respective attorneys, and to the extent permitted by applicable law, each Party waives its respective rights under the Deceptive Trade Practices—Consumer Protection Act, Section 17.41 et seq., Texas Business and Commerce Code.

    8.14  Audit.  Within twelve (12) months from the date of any payment from Redwood to Hanover or Gateway under Sections 3.3, 3.4, or 4.3, Redwood or Hanover may conduct an audit of the books and records relating to the disposal or gathering pipeline, as applicable. The audit shall be conducted at the offices of Hanover or Gateway, as applicable, during usual business hours. The audited Party shall cooperate with Redwood or Hanover, as applicable, and its representatives during any audit, including, if requested by Redwood or Hanover, as applicable, providing access to necessary personnel. Within ten (10) Business Days of the completion of the audit, Redwood or Hanover, as applicable, shall furnish the audited Party with any audit exceptions. The Parties shall thereafter attempt to resolve any audit exceptions in a prompt and amicable manner; provided, however, if the Parties cannot reach agreement, either Party may initiate the Alternate Dispute Resolution procedures of Section 7.2.

    8.15  No Reliance.  Each Party acknowledges that it has relied only upon its own independent investigation and analysis of the MRF and, except as expressly set forth in this Agreement, is not acting in reliance upon the representations or warranties of any other Party with respect to any of the matters covered hereby.

    8.16  Acid Gas Indemnification.  Hanover shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Gateway and Redwood and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas prior to its delivery at the boundary of the Plant Location into Gateway's Acid Gas disposal line, including, without limitation, any claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Gateway or Redwood, or their respective officers, directors, employees, agents, and representatives.

    Gateway shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Hanover and Redwood and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas delivered hereunder from the boundary of the Plant Location up to the outlet flange of the Acid Gas disposal line at the Injection Well, including, without limitation, any claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Hanover or Redwood, or their respective officers, directors, employees, agents, and representatives.

    Redwood shall DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Gateway and Hanover and their respective officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with Acid Gas delivered hereunder from and after the outlet flange of the Acid Gas disposal line at the Injection Well, including, without limitation, any claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Hanover or Gateway, or their respective officers, directors, employees, agents, and representatives.

    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by its respective officers, thereunto duly authorized, in multiple originals, all as of the day and year first above written.

REDWOOD ENERGY PRODUCTION, L.P.
By:	Redwood Energy Company, its General Partner
By:
Name:
Title:
GATEWAY PROCESSING COMPANY
By:
Name:
Title:
HANOVER COMPRESSION LIMITED PARTNERSHIP
By:
Name:
Title:

Exhibit A

    (A survey plat map describing the boundaries of the Area of Mutual Interest)

Exhibit A-1

LSE #	LESSOR	LESSEE	LSE DATE	& PAGE
1	MAGNESS, RUBY	MITCHELL ENERGY CORP.	3-Oct-80	238-110
2	DEVON ENERGY CORPORATION	NEWSTAR ENERGY	28-Jul-97	415-337
3	TEXAS OSAGE ROYALTY POOL	NEWSTAR ENERGY	15-Oct-98	486-353
4	HOUSE, R. L., ET AL	NEWSTAR ENERGY	26-Jul-99	511-164
5	BYERS, HELEN	W. T. BARRATT	8-May-52	100-102
51	FRYE, JOHN CALVIN	NEWSTAR ENERGY	17-Aug-98	480-52
54	FARRIS, JEFF A., JR.	NEWSTAR ENERGY	10-Aug-99	512-55
55	FANNIN, ANGELA FARRIS	NEWSTAR ENERGY	13-Aug-99	514-168
56	HOUSE, R. L., ET AL	NEWSTAR ENERGY	17-Dec-99	523-229
57	TEXAS OSAGE ROYALTY POOL	UMC PETROLEUM CORP.	17-Apr-00	534-326
58	DEVON ENERGY CORPORATION	NEWSTAR ENERGY	22-Jul-97	454-671
59	CONWAY, MARY LOU	TJC VENTURES, INC.	30-Jun-98	472-180
60	JASTER, GEORGE E., ET UX	NEWSTAR ENERGY	11-Aug-98	478-353
61	HOLLIS, SAMMIE ANN	NEWSTAR ENERGY	11-Aug-98	476-278
62	RYMAN, C. A.	NEWSTAR ENERGY	11-Aug-98	480-334
63	RYMAN, JANICE L.	NEWSTAR ENERGY	11-Aug-98	480-346
64	RYMAN, MARK H.	NEWSTAR ENERGY	11-Aug-98	476-282
65	MOORE, W. TYLER, JR.	NEWSTAR ENERGY	11-Aug-98	475-330
66	PALMER, LESLIE, JR.	NEWSTAR ENERGY	11-Aug-98	480-37
67	BENNETT, MAC L. III	NEWSTAR ENERGY	11-Aug-98	483-196
68	COLLUM, RHEA NANETTE	NEWSTAR ENERGY	11-Aug-98	476-286
70	KOPETSKY, JANIE BENNETT	NEWSTAR ENERGY	11-Aug-98	475-326
71	BENNETT, WILLIAM C.	NEWSTAR ENERGY	11-Aug-98	478-45
72	ROBINSON, RACHAEL MAE	NEWSTAR ENERGY	11-Aug-98	475-37
73	WATSON, JAY DON	NEWSTAR ENERGY	11-Aug-98	476-290
74	PAYNE, BILLY M., ET UX	NEWSTAR ENERGY	11-Aug-98	480-132
75	THORNTON, WILLIAM S., ET UX	NEWSTAR ENERGY	11-Aug-98	478-334
76	LAWRENCE, JOHN H.	NEWSTAR ENERGY	11-Aug-98	475-334
77	LAWRENCE, P. L. TEST. TRUST "B"	NEWSTAR ENERGY	11-Aug-98	483-165
78	SIMMONS, MARY CATHERINE	NEWSTAR ENERGY	11-Aug-98	476-274
79	HOLLIS, JAMES R.	NEWSTAR ENERGY	11-Aug-98	476-270
80	HOLLIS, SAMUEL S.	NEWSTAR ENERGY	11-Aug-98	478-49
81	HOLLIS, HADEN LEE	NEWSTAR ENERGY	11-Aug-98	480-45
82	MCWHORTER, SAMUEL N.	NEWSTAR ENERGY	18-Aug-97	455-747
83	FLOYD, EARLENE MCWHORTER	NEWSTAR ENERGY	18-Aug-97	455-755
84	MCWHORTER, EUGENE A.	NEWSTAR ENERGY	18-Aug-97	455-727
85	MCWHORTER, EARL E.	NEWSTAR ENERGY	18-Aug-97	455-743
86	PORTER, HELEN J.	NEWSTAR ENERGY	18-Aug-97	455-739
87	CURRY, CLARA	NEWSTAR ENERGY	18-Aug-97	455-735
88	MCWHORTER, GARY LEE	NEWSTAR ENERGY	18-Aug-97	455-731
89	FOSTER, CELIA MCWHORTER	NEWSTAR ENERGY	18-Aug-97	455-751
90	HOUSE, R. L., ET AL	NEWSTAR ENERGY	8-Sep-97	456-153
92	TEXAS OSAGE ROYALTY POOL	NEWSTAR ENERGY	15-Oct-98	486-359
93	VICK, DIANA BALDWIN	NEWSTAR ENERGY	28-Jan-98	462-854
94	FANNIN, KENNETH R., ET AL	NEWSTAR ENERGY	1-May-98	469-261
95	FARRIS, JEFF A., ET UX	NEWSTAR ENERGY	23-Feb-98	464-208
96	FANNIN, ANGELA FARRIS	NEWSTAR ENERGY	17-Jun-98	472-227
97	NOBLE, BETTYE BURROUGHS	NEWSTAR ENERGY	15-Oct-97	460-34
98	NOBLE, MICHELLE JESSICA	NEWSTAR ENERGY	15-Oct-97	460-42
99	MCGEHEE, VIVIENNE D. NOBLE	NEWSTAR ENERGY	15-Oct-97	460-38
100	KENLEY, RAYMOND A.	NEWSTAR ENERGY	18-Aug-97	455-723
101	HOUSE, B. B., LTD, ET AL	NEWSTAR ENERGY	8-Sep-97	456-164

102	TEXAS OSAGE ROYALTY POOL	NEWSTAR ENERGY	15-Oct-98	486-361
103	HICKS, JAMES E., ETUX	L.C. OLDHAM, JR.	12-Nov-53	108-107
105	TEXAS OSAGE ROYALTY POOL	NEWSTAR ENERGY	15-Oct-98	486-355
106	HOUSE BB., LTD., ETAL	NEWSTAR ENERGY	26-Jul-99	511-141
108	ROSE, BRENDA DELL BARR, ETAL	NEWSTAR ENERGY	6-Feb-98	462-845
109	GOWAN, JOHN ROWLAND, ETUX	NEWSTAR ENERGY	19-Dec-97	460-709
110	THOMPSON FAMILY TRUST	NEWSTAR ENERGY	20-Jul-98	489-170
129	TEXAS OSAGE ROYALTY POOL	NEWSTAR ENERGY	15-Oct-98	486-357
130	WALTERS, DWAYNE P.	PEARSALL EXPLORATION CO.	27-Jul-88	348-878
131	TARPLEY, OUIDA	PEARSALL EXPLORATION CO.	27-Jul-88	348-861
132	STRAWTHER, ADA MAE	PEARSALL EXPLORATION CO.	27-Jul-88	348-865
133	STRAWTHER, CHARLES, ETUX	PEARSALL EXPLORATION CO.	27-Jul-88	348-869
134	TRIPLE N. INC., ETAL	PEARSALL EXPLORATION CO.	1-Jun-88	346-806
134	TRIPLE N. INC., ETAL	PEARSALL EXPLORATION CO.	1-Jun-88	346-806
134	TRIPLE N. INC., ETAL	PEARSALL EXPLORATION CO.	1-Jun-88	346-806
135	PORTER, HELEN J. ETVIR	PEARSALL EXPLORATION CO.	6-Oct-88	352-243
136	FANNIN, KENNETH R., ETAL	PEARSALL EXPLORATION CO.	20-Feb-89	357-200
137	MCWHORTER, SAMUEL N., EYUX	PEARSALL EXPLORATION CO.	14-Nov-88	352-246
138	HOUSE, R. L., ETAL	PEARSALL EXPLORATION CO.	19-Jan-89	357-185
139	MCWHORTER, EUGENE A., ETUX	PEARSALL EXPLORATION CO.	6-Oct-88	352-256
140	MCWHORTER, GARY LEE	PEARSALL EXPLORATION CO.	14-Oct-88	352-249
141	MCWHORTER, EARL E., JR., ETUX	PEARSALL EXPLORATION CO.	27-Sep-88	352-240
142	FOSTER, CELIA MCWHORTER	PEARSALL EXPLORATION CO.	5-Oct-88	356-819
143	FLOYD, EARLENE M., ETVIR	PEARSALL EXPLORATION CO.	5-Oct-88	352-237
144	FLAG-REDFERN OIL (now Devon)	EDWARDS PETROLEUM CO.	7-Feb-89	357-196
145	GAFFORD, BERTIE L., ETAL	PEARSALL EXPLORATION CO.	1-Jul-88	348-886
146	HINES, MIDGET M., ETVIR	PEARSALL EXPLORATION CO.	12-Jul-88	348-882
147	MCMAHAN, TRUMAN	PEARSALL EXPLORATION CO.	12-Jul-88	348-873
148	MCWHORTER, BUFORD, ETAL	PEARSALL EXPLORATION CO.	12-Aug-88	352-252
149	JOHNSTON, JAMES J.	EDWARDS PETROLEUM CO.	8-Dec-92	399-137
150	ARMSTRONG, W.B., ETAL	EDWARDS PETROLEUM CO.	1-Dec-92	400-717
151	MARSHALL, GARLAND R., ETUX	KYLE F. FULLICK	11-Feb-93	402-417
152	VAUGHN, LUCILLE GAY	KYLE F. FULLICK	11-Feb-93	402-414
153	WINSTEAD, MAURICE GRAY	KYLE F. FULLICK	11-Feb-93	402-420
154	FARRIS, JEFF A.	EDWARDS PETROLEUM CO.	25-Nov-92	399-129
155	FANNIN, ANGELA FARRIS	EDWARDS PETROLEUM CO.	25-Nov-92	399-133
156	WELLS, LEE ANN	KYLE F. FULLICK	19-Apr-93	403-857
157	WCWHORTER, SAMUEL N., ET UX	TJC VENTURES	30-Jun-98	473-167
158	FOSTER, CELIA MCWHORTER	TJC VENTURES	30-Jun-98	473-171
159	MCWHORTER, EUGENE A., ET AL	TJC VENTURES	30-Jun-98	473-175
160	FLOYD, EARLENE M.	TJC VENTURES	30-Jun-98	478-33
161	PORTER, HELEN J.	TJC VENTURES	30-Jun-98	474-78
162	MCWHORTER, GARY LEE	TJC VENTURES	30-Jun-98	474-74
163	MCWHORTER, EARL E., ET UX	TJC VENTURES	16-Jul-98	474-239
164	STARKEY, ALMA BROADWAY	TJC VENTURES	6-Jul-98	474-242
165	FLOYD, GLENN CHARLES	NEWSTAR ENERGY	16-Jul-98	476-267
166	PONDER, JAMES R., ET UX	TJC VENTURES	15-Jun-98	473-179
167	FLOYD, CHARLES L.	NEWSTAR ENERGY	29-Jul-98	480-338
168	MOSLEY, THOMAS J., ET AL	NEWSTAR ENERGY	30-Jul-98	481-07
169	CAMPBELL, A. L., ET UX	NEWSTAR ENERGY	30-Jul-98	480-55
170	CONWAY, MARY LOU	NEWSTAR ENERGY	30-Jun-98	472-184
170	CONWAY, MARY LOU	NEWSTAR ENERGY	30-Jun-98	472-184
170	CONWAY, MARY LOU	NEWSTAR ENERGY	30-Jun-98	472-184
171	BENNETT, WILLIAM C.	NEWSTAR ENERGY	30-Jul-98	478-41

172	BENNETT, WILLIAM C.	NEWSTAR ENERGY	11-Aug-98	482-48
173	KOPETSKY, JANIE B.	NEWSTAR ENERGY	30-Jul-98	483-220
174	KOPETSKY, JANIE B.	NEWSTAR ENERGY	11-Aug-98	482-43
175	RYMAN, C. A.	NEWSTAR ENERGY	30-Jul-98	484-197
176	RYMAN, JANICE R.	NEWSTAR ENERGY	30-Jul-98	484-202
177	SIMMONS, MARY CATHERINE	NEWSTAR ENERGY	14-Aug-98	483-306
178	BENNETT, MAC L. III	NEWSTAR ENERGY	30-Jul-98	481-333
179	BENNETT, MAC L. III	NEWSTAR ENERGY	30-Jul-98	482-30
180	BENNETT, ROBERT B.	NEWSTAR ENERGY	11-Aug-98	483-311
181	ROBINSON, RACHEL MAE	NEWSTAR ENERGY	30-Jul-98	481-329
182	ROBINSON, RACHEL MAE	NEWSTAR ENERGY	11-Aug-98	482-25
184	LAWRENCE, JOHN M.,III	NEWSTAR ENERGY	30-Jul-98	489-159
185	LAWRENCE, P. L. TEST. TRUST "B"	NEWSTAR ENERGY	30-Jul-98	485-152
186	HOLLIS, SAMUEL STERLING	NEWSTAR ENERGY	14-Aug-98	483-172
187	HOLLIS, SAMMIE ANN	NEWSTAR ENERGY	30-Jul-98	484-207
188	HOLLIS, JAMES R.	NEWSTAR ENERGY	14-Aug-98	483-298
189	HOLLIS, HADEN LEE	NEWSTAR ENERGY	14-Aug-98	482-20
190	COLLUM, RHEA NANETTE	NEWSTAR ENERGY	30-Jul-98	483-287
191	WATSON, JAY DON,ETUX	NEWSTAR ENERGY	30-Jul-98	481-01
192	RYMAN, MARK H.	NEWSTAR ENERGY	12-Aug-98	478-53
193	MOORE, W. TYLER,ETUX	NEWSTAR ENERGY	30-Jul-98	482-38
194	PAYNE, BILLY M.,ET UX	NEWSTAR ENERGY	10-Aug-98	481-343
195	THORNTON, WILLIAM S.	NEWSTAR ENERGY	11-Aug-98	481-337
196	THEISS, EARL A.,ETUX	NEWSTAR ENERGY	20-Aug-98	482-16
197	THEISS, CLARENCE, ETUX	NEWSTAR ENERGY	20-Aug-98	482-12
198	GAFFORD, LEOLA	NEWSTAR ENERGY	18-Aug-98	482-09
199	BULLARD, WILLIE	NEWSTAR ENERGY	22-Aug-98	484-234
200	ISGITT, J. RAY,ETUX	NEWSTAR ENERGY	18-Aug-98	482-05
201	BEASLEY, FLETCHER H.,ETUX	NEWSTAR ENERGY	20-Aug-98	482-01
202	MAGNESS, LUTHER CALVIN	NEWSTAR ENERGY	17-Jul-98	475-338
203	MAGNESS, JOHNIE E.	NEWSTAR ENERGY	17-Jul-98	483-169
204	LEONARD, BILL	NEWSTAR ENERGY	17-Aug-98	478-14
205	CHEATHAM, EDGAR L., JR.	NEWSTAR ENERGY	17-Aug-98	478-17
206	BULLARD, WILLIE	NEWSTAR ENERGY	17-Aug-98	478-20
207	MOORE, RUTH	NEWSTAR ENERGY	17-Aug-98	478-27
208	TROTTER, LAURA SUE	NEWSTAR ENERGY	17-Aug-98	489-136
209	KING, BETTY JEAN	NEWSTAR ENERGY	17-Aug-98	480-41
210	CULBRETH, WINNIE	NEWSTAR ENERGY	17-Aug-98	484-219
211	GRAVES, FRANCIS	NEWSTAR ENERGY	17-Aug-98	480-34
212	LANG, JAMES TRUST	NEWSTAR ENERGY	17-Aug-98	483-188
213	MORRIS, ROBERT E.	NEWSTAR ENERGY	17-Aug-98	478-331
214	LANG, ALMA RUTH	NEWSTAR ENERGY	17-Aug-98	478-328
215	RATLCIFF, DURWOOD B.	NEWSTAR ENERGY	17-Aug-98	482-35
216	PARK, CHARLES	NEWSTAR ENERGY	17-Aug-98	481-353
217	FRANKLIN, JEAN LOUISE MORRIS	NEWSTAR ENERGY	17-Aug-98	478-347
218	CHEATHAM, JULIUS L.	NEWSTAR ENERGY	17-Aug-98	480-331
219	LANDS, NADINE	NEWSTAR ENERGY	17-Aug-98	478-341
220	LAWLESS, OLIVER W.JR.	NEWSTAR ENERGY	17-Aug-98	478-344
221	ERCANBRACK, MARY ETTA	NEWSTAR ENERGY	17-Aug-98	478-30
222	DUBOSE, MILDRED ELIZ. FRYE	NEWSTAR ENERGY	17-Aug-98	483-292
223	FRYE, MARIE M.	NEWSTAR ENERGY	17-Aug-98	484-191
224	FRYE, WANEMA MARIE	NEWSTAR ENERGY	17-Aug-98	482-303
225	WOLF, RUBY MAE FRYE	NEWSTAR ENERGY	17-Aug-98	478-338
226	O'CONNELL, D. M. FRYE	NEWSTAR ENERGY	17-Aug-98	480-129

227	CARTER, D. K. FRYE	NEWSTAR ENERGY	17-Aug-98	480-49
228	HARLESS, FRANCIS	NEWSTAR ENERGY	17-Aug-98	485-146
229	MIDDLEBROOK, BESSIE	NEWSTAR ENERGY	17-Aug-98	483-178
230	BLAND, FANNIE J.	NEWSTAR ENERGY	17-Aug-98	480-136
231	LAWLESS, LINDA L. B.	NEWSTAR ENERGY	17-Aug-98	483-162
232	MURPHY, ALVA RAY	NEWSTAR ENERGY	17-Aug-98	483-181
233	HALL, DARRELL R., ETAL	NEWSTAR ENERGY	17-Aug-98	480-27
234	RUSHING, THOMAS M.	NEWSTAR ENERGY	17-Aug-98	481-323
235	MCBRIDE, JAMES W.	NEWSTAR ENERGY	17-Aug-98	480-123
236	WILLARD, MARY A.	NEWSTAR ENERGY	17-Aug-98	484-213
237	FRYE, JOE DANNA	NEWSTAR ENERGY	17-Aug-98	478-350
238	LAWLESS, LOIS H.	NEWSTAR ENERGY	17-Aug-98	483-316
239	VOGES FAMILY TRUST	NEWSTAR ENERGY	17-Aug-98
240	BUCKHAULTS, GEORGE O., JR.	NEWSTAR ENERGY	17-Aug-98	480-31
241	BUCKHAULTS, JULIUS EARL	NEWSTAR ENERGY	17-Aug-98	489-131
242	MCBRIDE, JAMES W.	NEWSTAR ENERGY	25-Aug-98	484-237
243	WILY, WADE W.	NEWSTAR ENERGY	31-Aug-98	481-12
244	KING, BETTY JEAN	NEWSTAR ENERGY	26-Aug-98	484-241
245	GILBERT, JIMMY EARL	NEWSTAR ENERGY	27-Aug-98	483-282
246	GARTMAN, SUSAN MILLER	NEWSTAR ENERGY	21-Aug-98	484-222
247	MOORE, RUTH E.	NEWSTAR ENERGY	22-Aug-98	484-244
248	PARK, CHARLES	NEWSTAR ENERGY	22-Aug-98	484-247
249	KELLEY, DAN S.	NEWSTAR ENERGY	25-Aug-98	481-349
250	CULBRETH, WINNIE	NEWSTAR ENERGY	25-Aug-98	484-216
251	CHEATHAM, EDGAR L., JR.	NEWSTAR ENERGY	25-Aug-98	484-250
252	MURPHY, ALVA RAY	NEWSTAR ENERGY	3-Sep-98	484-253
253	YOUNG, BRENDA	NEWSTAR ENERGY	2-Sep-98	483-216
254	WOLF, RUBY MAE FRYE	NEWSTAR ENERGY	24-Aug-98	484-194
255	CHEATHAM. JULIUS L.	NEWSTAR ENERGY	28-Aug-98	484-256
256	SIKES, FRANCES	NEWSTAR ENERGY	17-Jul-98	484-187
257	THIERHELMER, JEAN M.	NEWSTAR ENERGY	12-Aug-98	483-207
258	DUBOSE, MILDRED ELIZ. FRYE	NEWSTAR ENERGY	27-Aug-98	489-152
260	SKELTON, MARK R.	NEWSTAR ENERGY	21-Aug-98	485-158
261	LANDS, NADINE	NEWSTAR ENERGY	29-Aug-98	485-155
262	FUHLBERG, JAMES E., ESTATE	NEWSTAR ENERGY	5-Sep-98	489-167
263	HARLESS, FRANCES	NEWSTAR ENERGY	29-Aug-98	485-142
264	MIDDLEBROOK, BESSIE	NEWSTAR ENERGY	29-Aug-98	485-149
265	NEAL, MARY HELEN	NEWSTAR ENERGY	1-Sep-98	483-227
266	BASS, ROY LYNN	NEWSTAR ENERGY	23-Sep-98	484-260
267	BASS. KENNETH L.	NEWSTAR ENERGY	3-Sep-98	483-231
268	BASS, ERNESTINE G.	NEWSTAR ENERGY	3-Sep-98	483-259
269	SWORD, JOANNE K.	NEWSTAR ENERGY	3-Sep-98	483-239
270	LEONARD, BILL R.	NEWSTAR ENERGY	5-Sep-98	483-278
271	HOOD, FRANCES SMITH	NEWSTAR ENERGY	3-Sep-98	483-270
272	EMERT, STYERS W.	NEWSTAR ENERGY	28-Aug-98	483-200
273	FEWOX, DOROTHY E.	NEWSTAR ENERGY	3-Sep-98	483-319
274	MILLER, PHYLLIS M.	NEWSTAR ENERGY	21-Aug-98	485-139
275	SMITH, JOHNNY DOYLE	NEWSTAR ENERGY	3-Sep-98	483-263
276	TOBIAS, PAT	NEWSTAR ENERGY	17-Sep-98	483-203
277	HARDY, JOHN R.	NEWSTAR ENERGY	18-Sep-98	489-134
278	HARDY, JOHN R.	NEWSTAR ENERGY	18-Sep-98	489-134
279	EMERT, MARVIN	NEWSTAR ENERGY	16-Jul-98	481-326
280	RICHARDSON, CARLA A.	NEWSTAR ENERGY	8-Sep-98	484-263
281	BAKER, GLENDA SUE	NEWSTAR ENERGY	3-Sep-98	483-224

282	BASS, TOMMY NOLEN	NEWSTAR ENERGY	3-Sep-98	483-251
284	BASS, JAMES DELBERT	NEWSTAR ENERGY	3-Sep-98	483-235
285	HINTON, MELISSA	NEWSTAR ENERGY	3-Sep-98	483-267
287	BRUMLOW, JAMES A.	NEWSTAR ENERGY	3-Sep-98	483-247
288	ERCANBRACK, MARY ETTA	NEWSTAR ENERGY	19-Oct-98	485-162
289	COLEMAN, CHARLES	NEWSTAR ENERGY	22-Aug-98	483-211
293	LANG, MANUEL & ALMA RUTH TR.	NEWSTAR ENERGY	10-Sep-98	484-226
294	RICHARDSON, SUSAN K.	NEWSTAR ENERGY	3-Sep-98	484-275
295	AIRHART, JEANNETTE	NEWSTAR ENERGY	21-Aug-98	483-192
296	LANG, JAMES TRUST	NEWSTAR ENERGY	26-Aug-98	483-184
297	MAGNESS, JAMES A.	NEWSTAR ENERGY	23-Sep-98	489-115
299	MAGNESS, MARGARET H.	NEWSTAR ENERGY	23-Sep-98	489-144
301	DAVIS, ELIZABETH NEAL BURTIS	TJC VENTURES, INC.	16-Jul-98	489-165
303	JOHNSTON, V.A. FAMILY TRUST	NEWSTAR ENERGY	12-Oct-98	189-105
304	JOHNSTON, V.A. FAMILY TRUST	NEWSTAR ENERGY	24-Sep-98	148-139
305	LAMB, ROGER A.	NEWSTAR ENERGY	23-Oct-98	489-156
306	O'CONNELL, D. M. FRYE	NEWSTAR ENERGY	2-Sep-98	492-163
307	JOHNSTON, BETTY T. MARITAL TR.	NEWSTAR ENERGY	24-Sep-98	489-121
308	ROGERS, WILLIAM S.	NEWSTAR ENERGY	24-Sep-98	511-152
309	HOUSE BB., LTD., ETAL	NEWSTAR ENERGY	26-Jul-99	511-152
310	TEXAS OSAGE ROYALTY POOL	PEARSALL EXPLORATION	19-Dec-88	353-167
311	LANG, ANN CARTER AND JON R	NEWSTAR ENERGY	12-Sep-98	483-188
312	MOSLEY, DAVID G.	NEWSTAR ENERGY	30-Jul-98	478-23
313	MOSLEY, JOHN L.	NEWSTAR ENERGY	30-Jul-98	480-341
314	MOSLEY, WALTER C.	NEWSTAR ENERGY	30-Jul-98	478-37
Z001	HALL, DARRELL R. & SUE HICKS	ZESON CORPORATION	10-May-99	506-293
Z002	JAMES LANG TRUST	ZESON CORPORATION	10-May-99	506-298
Z003	MCBRIDE, JAMES W. & ORIAN H.	ZESON CORPORATION	10-May-99	506-302
Z004	LANDS, NADINE	ZESON CORPORATION	10-May-99	506-306
Z005	LANG, ALMA RUTH	ZESON CORPORATION	15-May-99	506-310
Z006	RATLIFF, DURWOOD B.	ZESON CORPORATION	15-May-99	506-315
Z007	FRYE, MARIE M.	ZESON CORPORATION	15-May-99	506-318
Z008	FRYE, WANEMA MARIE	ZESON CORPORATION	15-May-99	506-322
Z009	FRANKLIN, JEAN LOUISE MORRIS	ZESON CORPORATION	15-May-99	506-326
Z010	MORRIS, ROBERT E.	ZESON CORPORATION	15-May-99	506-330
Z011	BETTY T. JOHNSTON MARITAL TRUST	ZESON CORPORATION	10-May-99	508-95
Z012	PARK, CHARLES	ZESON CORPORATION	10-May-99	508-99
Z013	BULLARD, WILLIE	ZESON CORPORATION	10-May-99	508-103
Z014	MOORE, RUTH E.	ZESON CORPORATION	10-May-99	508-107
Z015	SOLIZ, DIONISIO & AMELIA	ZESON CORPORATION	10-May-99	508-111
Z016	LEONARD, BILL	ZESON CORPORATION	10-May-99	508-115
Z017	HARLESS, FRANCIS	ZESON CORPORATION	10-May-99	508-119
Z018	CHEATHAM, EDGAR L., JR.	ZESON CORPORATION	15-May-99	508-123
Z019	CHEATHAM, JULIUS L.	ZESON CORPORATION	15-May-99	508-127
Z020	DONAHO, JOHN MILTON	ZESON CORPORATION	15-Jun-99	508-131
Z021	EULA MAE JOHNSTON TRUST	ZESON CORPORATION	10-May-99	508-135
Z022	WILLARD, MARY ANNETTE	ZESON CORPORATION	10-May-99	509-212
Z023	LAWLESS, LOIS H.	ZESON CORPORATION	15-May-99	509-216
Z024	LAWLESS, LINDA LOIUSE BREWER	ZESON CORPORATION	15-May-99	509-220
Z025	FRANCIS, GRAVES	ZESON CORPORATION	15-May-99	509-224
Z026	ERCANBRACK, MARY ETTA	ZESON CORPORATION	15-May-99	509-228
Z027	JASTER, OLIVER S.	ZESON CORPORATION	15-Jun-99	509-232
Z028	CULBRETH, WINNIE	ZESON CORPORATION	10-May-99	511-40
Z029	MURPHY, ALVA RAY	ZESON CORPORATION	15-May-99	511-44

Z030	WINFIELD, LEONARD D.	ZESON CORPORATION	20-May-99	511-48
Z031	TROTTER, LAURA SUE	ZESON CORPORATION	10-May-99	511-54
Z032	HARRINGTON, LEE B.	ZESON CORPORATION	15-May-99	513-30
Z033	LAWLESS, OLIVER W., JR.	ZESON CORPORATION	10-May-99	513-34

*
And below the Rodessa

Exhibit A-2

    (Land Map with a geologic and geophysical interpretation of the productive limits of the Rodessa interval)

Exhibit B

(Ruby Magness Well No. 1 well unit plat)

Exhibit C

GAS PURCHASE AGREEMENT

between

GATEWAY PROCESSING COMPANY

and

REDWOOD ENERGY PRODUCTION, L.P.

INDEX

GAS PURCHASE AND SALES AGREEMENT

GAS PURCHASE AGREEMENT

    THIS AGREEMENT, made and entered into this        day of             , 2001, by and between GATEWAY PROCESSING COMPANY, herein referred to as "Buyer" and REDWOOD ENERGY PRODUCTION, L.P., herein referred to as "Seller".

W I T N E S S E T H:

    WHEREAS, Seller has available Seller's Gas Reserves (as such term is defined below); and

    WHEREAS, the parties hereto desire to enter into an Agreement for the sale by Seller and the purchase by Buyer of Seller's Gas Reserves;

    NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and receive from Seller, pursuant to the terms and conditions hereinafter set forth, Seller's Gas Reserves.

ARTICLE IX.—Definitions

    Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Master Agreement of even date herewith among Buyer, Seller and Hanover, as the same may properly be amended from time to time (the "Master Agreement"), which Master Agreement sets forth the obligations of the parties to install equipment and perform certain operations in the AMI. Such definitions shall survive termination of the Master Agreement. In addition, the following defined terms are used in this Agreement:

    9.1 The term "Btu" shall mean British Thermal Units and "MMBtu" shall mean one million (1,000,000) Btu.

    9.2 "Day" or "day" shall mean the 24-hour period commencing at 9:00 a.m., local time, on one calendar day and ending at 9:00 a.m., local time, on the following calendar day.

    9.3 "Gas" or "gas" shall mean natural gas produced from gas wells (gas well gas) and gas produced in association with oil from oil wells (oil well gas), and the residue gas from treating gas well gas or oil well gas or both.

    9.4 "Gross heating value" shall mean the number of Btu's evolved by the complete combustion, at constant pressure, of the amount of gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60o) Fahrenheit, if saturated with water vapor and under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two degrees (32o) Fahrenheit, and under standard gravitational force (acceleration 980.665 cm per second per second) with air of the same temperature and pressure as the gas when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state. The gross heating value of the gas thus obtained shall be expressed on the measurement basis set forth in Section 6.1 of this Agreement.

    9.5 "Hanover" shall mean Hanover Compression Limited Partnership, a Delaware limited partnership.

    9.6 "Jurisdictional Agency" shall mean the Texas Railroad Commission and other regulatory agencies having jurisdiction.

    9.7 "Lone Star" shall mean TXU Lone Star Pipeline Company.

    9.8 "Mcf" shall mean one thousand (1,000) cubic feet of gas. The term "Bcf" shall mean one billion cubic feet of gas.

    9.9 "MMBtus Delivered" shall have the meaning set forth in Section 7.2(b) below.

    9.10 "Month" or "month" shall mean the period beginning at 9:00 a.m., local time, on the first day of a calendar month and ending at 9:00 a.m., local time on the first day of the succeeding calendar month.

    9.11 "Point of Delivery" shall have the meaning set forth in Section 5.1 below.

    9.12 "Point of Measurement" shall have the meaning set forth in Section 5.2 below.

    9.13 "Seller's Delivery Capacity" shall mean the maximum quantity of gas well gas owned or controlled by Seller and attributable to the well(s) covered hereunder averaged over a period of seventy-two (72) hours which, in the course of prudent operations (as determined by Seller exercised in good faith and consistent with the lawful rules and regulations of the Jurisdictional Agency), can be delivered at a stabilized flow rate to Buyer at the Point of Delivery set forth in Section 5.1 at the pressure provided in Section 5.4. Such determined delivery capacity shall be effective as of the first day of the next succeeding month in which such determination is made and thereafter until superseded by the results of the next determination. As soon as practicable after the date on which delivery is commenced hereunder, Seller's Delivery Capacity shall be determined. Either party shall have the right to request tests for determination of Seller's Delivery Capacity, but not more often than once every three (3) months, in which case Seller shall conduct and Buyer may witness such test within thirty (30) days of such request.

    9.14 "Seller's Gas Reserves" shall mean all gas owned or controlled by Seller and attributable to Seller's interest in and/or which Seller has the right to market from the Rodessa/Sligo Interval in the AMI. The Rodessa/Sligo Interval is broadly defined as the stratigraphic equivalent of those sands, zones and horizons occurring below the surface of the earth between the depths of 11,427 feet and 12,378 feet (electric log measurements) in the Ruby Magness Well No. 1 located in the Amy Boatwright Survey, A-7, Madison County, Texas.

    9.15 "Taxes" shall mean any tax (other than ad valorem or income taxes), license, gross receipts tax, fee or charge now or hereafter levied, assessed or made by any governmental authority on the act, right, or privilege of producing, transporting, handling, treating, delivering or marketing gas and/or related Liquids and Liquefiables which are measured by the volume, value or sales price of the gas or other hydrocarbons in question.

ARTICLE X.—Dedication and Commitment

    10.1 Dedication and Commitment. Seller hereby commits and dedicates to the performance of this Agreement Seller's Gas Reserves produced from the AMI and Seller's Gas Reserves produced from any wells' unit acreage on the AMI or any other acreage pooled or unitized therewith, reserving, however, to Seller the following:

      (a) All gas which Seller may require for fuel for operation and development upon the AMI; and

      (b) All gas which Seller may require for delivery to lessors under the terms of leases constituting any part of the AMI.

      (c) The right to pool or unitize the leases (or any portion thereof) committed hereto with other lands and leases so long as such action does not reduce Seller's Gas Reserves. In the event of any such pooling or unitization, this Agreement will cover Seller's interest in the pool or unit formed and the gas attributable thereto to the extent that such interest is derived from Seller's Gas Reserves.

    If in Phase II, Buyer is required to release Excess Gas from commitment and dedication to this Agreement, the Excess Gas will be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that Seller will be "Shipper" thereunder in lieu of Buyer.

    10.2 Seller's Facilities. Seller agrees to act with due diligence to obtain, install, and operate all equipment required under the Master Agreement and necessary to effect delivery of gas to Buyer pursuant to this Agreement. Except as indicated in the Master Agreement Seller will not install facilities upstream of the Point of Delivery.

    10.3 Buyer's Facilities. Buyer agrees to act with due diligence to obtain, install, and operate all equipment required under the Master Agreement and necessary to receive delivery of gas from Seller pursuant to this Agreement.

    10.4 Easements. To the extent that it may be contractually or lawfully empowered to do so under its leasehold without impairing its own similar rights, Seller hereby grants, assigns and transfers to Buyer, or its designee, an easement across Seller's lease(s), and across any adjoining lands in which Seller may have an interest, together with the right of ingress and egress, for the purpose of installing, using, inspecting, repairing, operating, replacing, and/or removing Buyer's pipe, meters, lines, and other equipment used or useful in the performance of this Agreement. It is intended that any property of Buyer or its designee placed in or upon any of such land shall remain the personal property of Buyer or its designee, subject to removal by it upon the expiration or termination of this Agreement for any reason. Buyer or its designee shall have a reasonable time after the expiration of this Agreement to remove same.

    10.5 Management and Operation. Subject to the terms of this Agreement and the Master Agreement, the control, management and operation of the leases and wells located on the AMI, and the regulation of the flow of gas at the Point of Delivery shall be and remain the exclusive right of Seller including, but not limited to, the drilling of any wells and repair and reworking of old wells; but Seller shall use its reasonable efforts to regulate the flow of gas to meet Buyer's fluctuating requirements. Nothing herein shall require Seller to deliver any volume in excess of Seller's allowable as established by the Jurisdictional Agency.

    10.6 Acreage, Engineering and Geological Data. Upon written request from Buyer, Seller will furnish Buyer, as available, all information concerning engineering, tests and basic geological data on all wells now or hereafter drilled upon the AMI. Such data shall include, but is not limited to all core analyses, sample logs, well logs, drilling and completion reports, pressure data, production data and flow potential data now or hereafter in existence. Seller shall furnish Buyer all acreage changes affecting the AMI and, upon request, shall furnish Buyer information concerning production allowables and proration status with respect to each well connected under this Agreement. Buyer shall utilize all reasonable efforts to insure that the confidentiality of all such information and data is maintained by its employees, agents, and representatives. Buyer agrees that, at a minimum, it will utilize the same procedures and safeguards with respect to Seller's information that it uses to protect its own sensitive, confidential, or proprietary data.

ARTICLE XI.—Quantity

    11.1 During the term of this Agreement, Seller agrees to sell and deliver to Buyer, and Buyer shall have the continuing right to purchase, daily volumes of gas well gas as so requested by Buyer up to Seller's Delivery Capacity. If adequate facilities are installed pursuant to the Treating Agreement to treat gas available for sale by Seller to Buyer at the Point of Delivery to enable the gas to meet the pipeline quality specifications set forth in Article IV, then Buyer shall use its reasonable commercial efforts to purchase all available daily volumes of gas attributable to Seller's Delivery Capacity. It is mutually understood by the parties hereto that nothing contained in this Agreement shall obligate Buyer to purchase minimum quantities of gas or pay for same if available and not taken in cases of Force Majeure or a lack of market for MMBtus Delivered.

    11.2 Buyer shall not be obligated to maintain a gathering pipeline connection to any well when, in Buyer's sole judgment, the continuation of such connection under the terms and conditions of this Agreement would no longer be economical for Buyer. If Buyer elects to discontinue the connection of any such well, Buyer shall so notify Seller thirty (30) days in advance, and shall release the well and the acreage attributable thereto from this Agreement. For a period of twenty (20) days from the date of Seller's receipt of the disconnect notice hereunder, Seller shall have the option, but not the obligation, to acquire the pipeline and the Well Meter (defined in Section 6.2) connected to the affected well for salvage value. Upon Buyer's receipt of notice from Seller of its exercise of the option hereunder, the parties shall negotiate to determine the salvage value thereof. At the closing of the transaction contemplated herein, Buyer shall execute, acknowledge, and deliver to Seller a legally-sufficient conveyance and bill of sale, and Seller shall remit to Buyer by wire transfer in immediately available funds the agreed salvage value of the acquired pipeline and the applicable Well Meter. If the parties cannot reach agreement with respect to the price to be paid upon exercise of the option within fifteen (15) days from the commencement of negotiations, either party may invoke the Alternative Dispute Resolution procedures set forth in Article XVII below.

ARTICLE XII.—Quality

    12.1 The parties acknowledge that the gas, as delivered by Seller to Buyer, at the Point of Delivery will be in its natural state and will not meet the pipeline quality specifications for hydrocarbon liquids, water vapor, carbon dioxide (CO2), hydrogen sulfide (H2S), nitrogen (N2), total inerts and/or Btu's per cubic foot. In order to market the gas Buyer will have to separate the gas from hydrocarbon liquids and water, treat the gas to remove or reduce these impurities, and dehydrate the gas to enable the gas to meet pipeline quality specifications. Buyer has entered into the Treating Agreement with Hanover to separate, treat, and dehydrate all of the gas delivered by Seller to Buyer hereunder, so that such gas meets applicable pipeline quality specifications, as follows:

      (a) The natural gas shall be of merchantable quality and shall be commercially free from water, hazardous substances, hydrocarbon liquids, bacteria and other objectionable liquids, solids and/or gas components;

      (b) shall specifically contain not more than five hundredths of one percent (0.05%) by volume of oxygen;

      (c) shall not contain more than five (5) grains of total sulfur consisting of not more than one quarter (1/4) grain of hydrogen sulfide and one (1) grain of mercaptan sulfur per one hundred (100) cubic feet of gas;

      (d) shall not contain more than two percent (2%) by volume of carbon dioxide;

      (e) shall not contain more than four percent (4%) by volume total non-hydrocarbon and inert gases (including carbon dioxide, nitrogen, oxygen, helium, etc.);

      (f)  shall contain not more than seven pounds (7#) of water vapor per one million (1,000,000) cubic feet of gas;

      (g) shall be at temperatures not in excess of one hundred twenty (120) degrees Fahrenheit or less than forty (40) degrees Fahrenheit; and

      (h) shall have a hydrocarbon dewpoint not to exceed forty (40) degrees Fahrenheit at the delivery pressure and shall have a heat content of not less than nine hundred fifty (950) or more than eleven hundred (1,100) British Thermal Units per cubic foot under conditions of measurement.

    12.2 The parties agree that the Fixed Monthly Treating Fee set forth in Article VII shall include all costs and expenses to gather, separate, treat, dehydrate, and transport up to 18,000 Mcf per day, on average over the month, of Seller's Gas Reserves delivered by Seller to Buyer to the Point of Delivery, except for the costs of meeting the specifications in Section 4.1 (b) which shall be borne by Seller. Seller, at its sole cost, shall insure that Seller's Gas Reserves conform to the specifications in Section 4.1(b) so that such gas will be accepted by the transporting pipeline. If any of Seller's Gas Reserves fails at any time to conform to the specifications in Section 4.1 (b), Buyer may refuse to accept such gas and Buyer shall notify Seller of any such failure. If, within thirty (30) days following receipt of such notice, Seller does not notify Buyer that Seller will treat the gas so as to make it meet the above specifications, Buyer may accept the delivery of gas, and at its option, treat the gas for a mutually agreeable fee set forth in a separate agreement between the parties so that it will conform to the above specifications and charge Seller a fee for such service. Buyer may continue to refuse to accept gas not meeting the above specifications, in which event Seller shall have the right upon thirty (30) days' written notice to Buyer, to have released from this Agreement, only that gas that Buyer then refuses to take, and Seller will be free to sell such gas elsewhere.

    12.3 Seller shall have the right to be represented and to participate in all tests of gas delivered hereunder, and to inspect any equipment used in determining the nature or quality of gas.

ARTICLE XIII.—Delivery Conditions

    13.1 The Point of Delivery for all gas to be purchased hereunder shall be at the inlet flange of Buyer's or its designee's pipeline to be located at a mutually agreeable point at the outlet of Seller's wellhead equipment at the Ruby Magness Well No. 1 located in the Amy Boatwright Survey, A-7, Madison County, Texas.

    13.2 The Point of Measurement for all gas to be purchased hereunder shall be at the Point of Redelivery to Lone Star set forth in the Transportation Agreement. Buyer will pay Seller for the gas delivered at the Point of Delivery based on the volume measured and the Btu's determined at the Point of Measurement unless proven to be in error.

    13.3 Ownership, title and custody of the gas shall pass from Seller to Buyer at the Point of Delivery. Seller shall be deemed in control, custody and possession of the gas sold and purchased hereunder until the same shall have been delivered to Buyer at the Point of Delivery. Buyer shall be deemed in control, custody and possession of the gas sold and purchased hereunder after the same shall have been delivered to Buyer at the Point of Delivery. Seller does hereby DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Buyer, its officers, directors, employees, agents, and representatives, from and against all claims, suits, expenses, liabilities, costs, and losses, including attorneys' fees and court costs (collectively, "Claims"), including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with gas delivered hereunder up to the Point of Delivery including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Buyer, its officers, directors, employees, agents, and representatives. Buyer does hereby DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Seller, its officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with gas delivered hereunder from and after the Point of Delivery including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Seller, its officers, directors, employees, agents, and representatives.

    13.4 Seller shall deliver gas at a pressure sufficient to enter Buyer's, or Buyer's designee's, pipeline at the Point of Delivery against the pressure prevailing therein from time to time but not in excess of Buyer's maximum allowed operating pressure; provided, however, that Seller shall not be obligated to deliver gas at a pressure in excess of 1000 psig.

    13.5 If the pressure available at the Point of Delivery is less than 1000 psig, either Seller or Buyer may install, own and operate the required compressor to boost the pressure at the Point of Delivery to a minimum of 1000 psig giving Hanover a right to first refusal to supply such compression services at competitive rates. If Buyer installs the compressor, then a mutually agreeable compression fee will be set forth in a separate agreement between the parties. If compression facilities are installed by Seller, they shall be installed and operated by Seller at Seller's risk and expense, and shall be operated so as to prevent the pulsations therefrom from interfering with Buyer's measurement of the gas. Hanover is a third party beneficiary of this Section 5.5.

ARTICLE XIV.—Measurement

    The measurement conditions and procedures set forth in this Article VI shall be applicable to this Agreement except to the extent that they are inconsistent with Lone Star's then current measurement conditions and procedures at the Point of Measurement in which case Lone Star's then current measurement conditions and procedures shall apply at the Point of Measurement.

    14.1 The unit of volume for measurement of gas delivered hereunder shall be the quantity of gas contained in one (1) cubic foot of space at a base temperature of sixty degrees (60o) Fahrenheit and at a pressure of fourteen and sixty-five hundredths (14.65) psia, and otherwise provided by the Standard Gas Measurement Law of the Jurisdictional Agency. Except as provided by that law, all fundamental constants, observations, records, and procedures involved in determining and/or verifying the quantity and other characteristics of gas delivered hereunder shall, unless otherwise specified herein, be in accordance with the standards prescribed in Report No. 3 of the American Gas Association ("AGA") as from time to time amended or supplemented. All measurements of gas shall be determined by calculation into terms of such unit. All quantities given herein, unless otherwise expressly stated, are in terms of such unit.

    14.2 Buyer or its designee shall install, maintain and operate, or cause such to be done, at its own expense, a measuring station located at the gas outlet of the field separator installed for a well ("Well Meter") and a measuring station located at the Point of Measurement. Each measuring station shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, as to accomplish the accurate measurement of gas delivered hereunder. The changing of the charts and calibrating and adjusting of meters shall be done by Buyer or Buyer's designee.

    14.3 Seller may, at its option and expense, install check meters and gas samplers for checking Buyer's metering equipment; and they shall be so installed so as not to interfere with the operation of Buyer's facilities. Measurements of gas shall be by the Buyer's or its designee's measurement equipment only, except as otherwise herein provided.

    14.4 The temperature of gas flowing through the meter or meters shall be determined by the continuous use of a recording thermometer installed so that it will properly record the temperature of the gas flowing through the meter or meters, or at Buyer's option, by periodic tests conducted with a mercury thermometer. The arithmetical average of the hourly temperature recorded each day during the time that gas was actually flowing through the meter shall be used in computing measurements for that day.

    14.5 The specific gravity of the gas flowing through the meter or meters may, at Buyer's option, be determined by the use of a recording gravitometer installed so that it will properly record the specific gravity of the gas flowing through the meter or meters. The arithmetical average of the hourly specific gravity during the time that gas was actually flowing through the meter each day shall be used in computing measurements for that day. If Buyer does not elect to install a recording gravitometer, the specific gravity of the gas flowing through the meter or meters shall be determined at quarterly intervals, or more often, at Buyer's election, by use of the AGA accepted gravitometer or by computation from fractional analysis of samples of gas taken at the Point of Measurement. Specific gravities so determined will be used in calculating gas deliveries for the day on which the test is made, and for all following days, until the next specific gravity test is made.

    14.6 The gross heating value in Btu's will be determined only at the Point of Measurement and may, at Buyer's option, be determined by a recording calorimeter installed at the Point of Measurement. The arithmetical average of the hourly heating values recorded each day during the time that gas was actually flowing through the meter shall be considered as the gross heating value of the gas delivered during such day. If Buyer does not elect to install a recording calorimeter, the gross heating value of the gas at the Point of Measurement shall be determined by Buyer at quarterly intervals (or other intervals as agreed to by Buyer or Seller) by the taking of samples at Buyer's meter. The sample may be run on a calorimeter at another location or the heating value may be computed from fractional analysis of such samples. The result shall be applied to gas deliveries for the day when the sample is taken, and for all following days, until that on which a new sample is taken. Seller shall have the right to witness all of Buyer's tests for heating value of the gas.

    14.7 Each party shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspection, testing, calibrating, or adjusting done in connection with the other's measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within fifteen (15) days after receipt thereof.

    At least once each quarter, Buyer shall calibrate the meters and instruments or cause the same to be calibrated. Buyer shall give Seller sufficient notice in advance of such tests so that Seller may, at its election, be present in person or by its representative, to observe adjustments, if any, which are made. For the purpose of measurement and meter calibration, the atmospheric pressure shall be assumed to be fourteen and seven-tenths (14.7) psia, irrespective of variations in natural atmospheric pressure from time to time.

    14.8 If, upon any tests, the metering equipment in the aggregate is found to be inaccurate by more than two percent (2%), registration thereof and any payment based upon such registration, shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last date of calibration. Following any tests, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of gas delivered during such period shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible:

      (a) By using the registration of any check measuring equipment of Seller, if installed and registering accurately;

      (b) By correcting the error, if the percentage of error is ascertainable by calibration, test or mathematical calculation;

      (c) By estimating the quantity of deliveries by deliveries during the preceding periods under similar conditions when the meter was registering accurately.

    14.9 The measurement hereunder shall be corrected for deviation from Boyle's Law at the pressure and temperatures under which gas is delivered hereunder.

ARTICLE XV.—Price

    15.1 It is recognized that gas sold and purchased at the Point of Delivery is not of marketable pipeline quality, but the reduction or removal of hydrocarbon liquids, water vapor, hydrogen sulfide, carbon dioxide and nitrogen, will allow the gas to become marketable. During each month, the price Buyer will pay Seller for each Mcf of untreated gas purchased from Seller at the Point of Delivery will be determined as follows:

      (a) During each month Wellhead Revenue will be determined by multiplying the Resale Price per MMBtu by the MMBtus Delivered and deducting from this amount the greater of (i) the Fixed Monthly Treating Fee or (ii) the Floating Monthly Treating Fee; and

      (b) Wellhead Revenue so determined will be divided by the monthly production in Mcfs delivered at the Point of Delivery, with said Mcfs to be determined by the Well Meter referred to in Section 6.2.

    The result of the calculation in (a) and (b) will be the price paid by Buyer at the Point of Delivery for each Mcf of untreated gas purchased during the month.

    15.2 For purposes of this Price provision the following definitions are applicable:

      (a) Resale Price—the weighted average price per MMBtu that Buyer receives for the sale of the MMBtus Delivered. Said Resale Price will be determined monthly at the Point of Measurement and will be net of fees and charges, if any, incurred by Buyer or its designee to have gas transported from the Point of Measurement to Buyer's resale customer. Buyer shall use its reasonable commercial efforts to obtain the best possible Resale Price for the MMBtus Delivered. Unless otherwise approved by Seller in writing, no MMBtus Delivered shall be sold or otherwise disposed of by Buyer to any affiliate of Buyer or Hanover, and all sales will be made to Third Parties upon "arms length" terms.

      (b) MMBtus Delivered—MMBtus measured by Buyer or its designee at the Point of Measurement.

      (c) Fixed Monthly Treating Fee—

          i. First two Contract Years—$691,500 per month

         ii. Third, Fourth and Fifth Contract Years—$691,500 per month plus the Monthly Inflation Adjustment Amount

         iii. Sixth Contract Year—$540,000 per month plus the Monthly Inflation Adjustment Amount (using as the denominator for such calculation the Consumer Price Index for the last month of the fourth (4th) Contract Year)

         iv. Seventh Contract Year and, if not terminated in accordance with Section 13.1, each Contract Year thereafter—$540,000 per month plus the Monthly Inflation Adjustment Amount (using as the denominator for such calculation the Consumer Price Index for the last month of the fourth (4th) Contract Year).

    Buyer agrees that the Fixed Monthly Treating Fee shall be reduced proportionately for that portion of the month that Seller's wells are shut-in due to malfunctions and shut downs of the Treatment Plant. On any day that Seller is capable of delivering 18,000 Mcf based on the then current Seller's Delivery Capacity, but Buyer is unable to take deliveries of at least 17,000 Mcf, then the Fixed Monthly Treating Fee for the month in which that day(s) occurs shall be reduced. The Fixed Monthly Treating Fee for that month shall be equal to the applicable Fixed Monthly Treating Fee set forth above multiplied by a fraction the numerator of which is the actual deliveries of gas (in Mcf) at the Point of Delivery during the month and the denominator of which is the number of days in the month multiplied by 18,000 Mcf.

    Buyer agrees that if Seller's wells experience downtime in excess of three (3) days in any month for workovers or due to well mechanical and/or operational problems ("Excess Downtime") and Seller notifies Buyer in writing of such Excess Downtime within twenty-five (25) days following the end of the month in which the Excess Downtime occurs, then a portion of the Fixed Monthly Treating Fee for that month shall be deferred as follows. The Fixed Monthly Treating Fee for the month in which the Excess Downtime occurs will be reduced by $22,500 for each day of Excess Downtime. Twenty-five percent of the total reduction in the Fixed Monthly Treating Fee associated with the Excess Downtime will be added to the Fixed Monthly Treating Fee otherwise due and payable in each of the following four months.

      (d) Floating Monthly Treating Fee—

          i. If the Resale Price for the month is four dollars ($4.00) per MMBtu or less, then the Floating Monthly Treating Fee will be equal to the Fixed Monthly Treating Fee.

         ii. If the Resale Price for the month is more than four dollars ($4.00) per MMBtu, then the Floating Monthly Treating Fee will be the sum of (x) and (y):

          (x) Fixed Monthly Treating Fee; and

          (y) An amount equal to thirty percent (30%) of the Resale Price in excess of four dollars ($4.00) per MMBtu multiplied by the MMBtus Delivered during the month.

    With regard to this Floating Monthly Treating Fee, if on or before one hundred eighty (180) days after the later to occur of (i) the receipt by Buyer of notification from Seller that it has secured the Injection Well permit, or (ii) an Acceptable Initial Well Report as described in Section 3.1 of the Master Agreement, the Treatment Plant is ready to receive and treat Seller's gas and Buyer's, or its designee's, pipeline is ready to receive Seller's gas at the Point of Delivery and transport the treated gas, then a price of three dollars and seventy-five cents ($3.75) per MMBtu will be substituted for four dollars ($4.00) per MMBtu wherever the latter price appears. If as of August 31, 2001, Seller has not received required permits for the Injection Well and received an Acceptable Initial Well Report, then the one hundred eighty (180) day period will be changed to two hundred ten (210) days and, if as of December 31, 2001, Seller has not received the required Injection Well permits and an Acceptable Initial Well Report, then the time period will be subject to renegotiation.

    With respect only to the first month of gas deliveries hereunder, if the date of the initial gas deliveries at the Point of Delivery under this Agreement is after the first day of the month, the Fixed or Floating Monthly Treating Fee, as applicable, shall be adjusted downward by multiplying the actual Fee by a fraction, the numerator of which is the number of days remaining in said month, and the denominator of which is the total number of days in said month.

      (e) Monthly Inflation Adjustment Amount—the amount determined by multiplying $150,000 by a fraction the numerator of which is the Consumer Price Index published by the U.S. Department of Labor for the particular month for which the Monthly Inflation Adjustment Amount is being determined and the denominator of which is the Consumer Price Index for the last month of the second (2nd) Contract Year (other than with respect to the calculation for Section 7.2(c) (iii) and (iv). For the purposes of this provision, the Consumer Price Index will be the monthly Consumer Price Index for All Urban Consumers (CPI-U) 1982-84 = 100, not seasonably adjusted.

    15.3 Buyer will be responsible for all residue transportation, marketing and pipeline imbalances, provided that Seller keeps Buyer informed as to changes in wellhead production.

ARTICLE XVI.—Liquids and Liquefiables

    16.1 The parties agree and Buyer has provided in the Treating Agreement that all condensate recovered by Hanover in the field separator and delivered to Seller's storage tank will be sold by Buyer and Seller will receive all (100%) of the sales proceeds determined at the Treatment Plant. All natural gas liquids (e.g. ethane, propane, butane and heavier hydrocarbons) recovered at the Treatment Plant will be sold by Buyer and Seller will receive seventy-five percent (75%) and Hanover will receive twenty-five percent (25%) of the proceeds determined at the Treatment Plant. All drip liquids recovered by scrubbers at the Treatment Plant will be retained by Hanover.

ARTICLE XVII.—Taxes

    17.1 Seller shall pay, or cause to be paid, all existing, new or increased Taxes imposed upon Seller with respect to the gas prior to its delivery to Buyer at the Point of Delivery. Buyer shall pay, or cause to be paid, all existing, new or increased Taxes imposed upon Buyer with respect to the gas after its delivery to Buyer at the Point of Delivery. Seller shall reimburse Buyer for fifty percent (50%) of any new or increased Taxes imposed upon Buyer after the effective date of this Agreement with respect to the gas after its delivery to Buyer at the Point of Delivery. Seller shall pay, or caused to be paid, all existing, new or increased Taxes imposed upon Seller and Buyer with respect to the Liquids and Liquefiable sold by Buyer pursuant to Article VIII.

ARTICLE XVIII.—Regulation

    18.1 This Agreement shall be subject to all present and future valid and applicable Laws, orders, rules and regulations of any regulatory body, governmental entity or agency having jurisdiction, so long as such Laws, orders, rules and regulations shall be in force and effect, but nothing in this Agreement shall prevent either party from contesting the validity of any such Law, order, rule or regulation, nor shall anything in this Agreement be construed to require either party to waive its right to assert the lack of jurisdiction of such regulatory body, governmental entity or agency over this Agreement or any party thereto.

ARTICLE XIX.- Force Majeure

    19.1 In the event of either party hereto being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such party giving notice and full particulars of such Force Majeure in writing or by facsimile to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, as far as they are affected by such Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

    The term "Force Majeure," as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of the party claiming the suspension and which by the exercise of reasonable diligence such party is unable to prevent or overcome. Force Majeure shall include the inability to acquire or delays in acquiring rights-of-way grants, permits, or licenses at reasonable costs, and shall specifically include governmental delays in issuing permits required for the installation of the Treatment Plant if Hanover has filed all necessary applications for permits not later than September 30, 2001. Force Majeure shall also include governmental delays in issuing permits required for the re-entry of the Ruby Magness Well No. 1 and for the Injection Well.

Notwithstanding the foregoing, this Agreement shall terminate on June 30, 2003 if any Party fails to obtain, in the exercise of reasonable diligence, any required permit for the Treatment Plant, the re-entry of the Ruby Magness Well No. I, or the Injection Well.

ARTICLE XX.—Title

    20.1 Seller warrants for itself, its successors, legal representatives, and assigns title to all gas delivered to Buyer hereunder, and warrants that it has the right and lawful authority to sell the same and that such gas is free from liens, encumbrances, and claims of every kind. Seller shall indemnify and save Buyer harmless from all Claims of whatsoever nature arising from and out of Claims of any or all persons to said gas or title thereto, or to royalties, Taxes, license fees, payments or other charges thereon applicable before the title to the gas passes to Buyer at the Point of Delivery, and, except for any Claims of Panther Rodessa, L.P. or Newstar Energy U.S.A., Inc., Buyer shall indemnify and save Seller harmless from all Claims of whatsoever nature arising from and out of Claims of any or all persons to said gas or title thereto, or to Taxes, license fees, payments or other charges thereon applicable after the title to the gas passes to Buyer at the Point of Delivery.

    20.2 If at any time Seller's title is questioned or involved in any action, Buyer may (i) refuse to take the gas, or (ii) if gas has been taken, withhold payment of sums due up to the amount of the claim until Seller furnishes a bond or a corporate undertaking in form and substance reasonably acceptable to Buyer or until the title matter is resolved to the reasonable satisfaction of Buyer, or (iii) interplead funds in the amount of the claim into the registry of any court having jurisdiction over the matter. Any funds which are withheld by Buyer shall be maintained in an interest-bearing account, and the interest accruing thereon shall be tendered to the party who ultimately receives the payment.

ARTICLE XXI.—Term

    21.1 The term of this Agreement and the transactions contemplated hereunder shall be for an initial term of seven (7) Contract Years (the "Initial Term"), and then Contract Year to Contract Year thereafter; provided, however, this Agreement may be cancelled by any Party at the end of the Initial Term or at the end of any Contract Year thereafter by providing the other Party with prior written notice at least sixty (60) days in advance of the cancellation date. The Initial Term shall be extended (i) by the duration of any event of Force Majeure under Article XI above, and (ii) for such periods of time in excess of thirty (30) days in any Contract Year that the Treatment Plant, the gathering or transportation system, or Redwood's well(s) are inoperative or shut-in for repairs, mechanical malfunction, or any other reason whatsoever.

ARTICLE XXII.—Billing and Payment

    22.1 Buyer shall render to Seller on or before the forty-fifth (45th) day after the month of delivery a statement showing the total MMBtus Delivered at Point of Measurement hereunder during the month of delivery. Said statement will also reflect the portion of MMBtus Delivered by Buyer to each of Buyer's resale customers and the respective resale prices applicable to said month of delivery. Said statement will be deemed correct for the purposes of all payments under this Agreement unless proven to be in error. Based on the MMBtus Delivered and resale prices set forth in the statement, Buyer will determine the Resale Price applicable to said month of delivery under Section 7.2.

    22.2 Buyer will require each customer to whom Buyer sells any of the MMBtus Delivered to remit the amount due Buyer directly to the Escrow Agent pursuant to the Escrow Agreement. Distribution of the proceeds to Seller and Hanover will be as set forth in the Escrow Agreement.

    22.3 Each party shall have the right at all reasonable times to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. All books of accounts, records and charts of either party relating to deliveries of gas hereunder, and the amount due hereunder shall be preserved for a period of two (2) years.

    22.4 In the event an error is discovered in the amount shown due in any statement rendered by Buyer, such error shall be adjusted within thirty (30) days after the amount thereof is determined. Claims for errors shall be made promptly upon discovery, but in any event, within six (6) months of the date of such statement.

    22.5 Seller assumes full responsibility and liability for and agrees to pay all royalties, overriding royalties and other payments due to the owners of the mineral interest and will make settlement with all persons having interest in the gas (including Liquids and Liquefiables) sold by Seller hereunder to Buyer.

ARTICLE XXIII.—Miscellaneous

    23.1 No waiver by either Seller or Buyer of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

    23.2 Seller expressly does not by the terms of this Agreement, sell, transfer, or assign unto Buyer any title or interest whatsoever in Seller's leases or any equipment of any nature owned or used by Seller in the operation of its leases.

    23.3 This Agreement may be executed in any number of counterparts, no one of which need be executed by all parties, or may be ratified, adopted, or consented to by separate instrument, in writing specifically referring hereto, and it shall be binding upon all parties who execute a counterpart, ratification, adoption, or consent with the same force and effect, and to the same extent as if all such parties had executed and signed the same document, with each separate counterpart, ratification, adoption or consent deemed to be an original.

    23.4 This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning party, which consent shall not be unreasonably withheld; provided, however, without the consent of the other party either party may assign this Agreement to a lender for collateral security purposes. The terms and provisions of this Agreement shall extend to and be binding upon the parties hereto, their respective heirs, successors, permitted assigns and legal representatives; provided, however, that no change in ownership or change in any right to receive payment hereunder with respect to said leases or wells or the gas produced therefrom shall be binding upon Buyer until the first day of the month next following the date upon which Buyer shall have been furnished with certified copies of recorded instruments and other proper and sufficient evidence supporting and defining such change, without regard to whether Buyer has had previous actual notice and knowledge thereof.

    23.5 Notwithstanding anything to the contrary in this Agreement, in no event shall either Buyer or Seller be entitled to receive or be liable to the other for (and each party hereby waives) any consequential, special, indirect, or punitive damages arising out of this Agreement or the transactions contemplated hereby, irrespective of whether alleged to be by way of indemnity (other than indemnity for Third Party claims) as a result of breach of any provision of this Agreement, tort (including negligence and strict liability), or otherwise, including, without limitation, any loss of profits, loss of income, loss of use, loss of revenue, loss of contracts, loss of fuel, REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY, CONTRIBUTED TO BY, OR ARISE OUT OF, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

    23.6 The parties hereto agree that this agreement shall be construed under the laws of the State of Texas, without giving effect to principles that would apply the laws of another jurisdiction.

ARTICLE XXIV.—Notice and Representatives

    24.1 All parties Seller hereby appoint Redwood Energy Production, L.P. to serve as their representative hereunder for the purpose of giving and receiving notices and requests, making and witnessing tests, delivering the quantities of gas deliverable hereunder, receiving payments therefor, allocating, prorating, and distributing such payments among the various parties Seller, and doing and receiving all things provided for concerning Seller in this Agreement. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by such representative on behalf of the parties Seller as fully and effectively as though each had done, performed, made or executed the same, and Buyer shall not be required to see the application of any monies paid to such representative. Such parties Seller may change their representative and designate one of their number as the new representative from time to time by delivery of written notice of change of designation to Buyer.

    24.2 Any notice provided for in the Agreement shall be in writing and shall be considered as having been given: (i) if delivered personally; or (ii) if mailed by registered or certified United States mail, postage prepaid, to the following addresses; or (iii) if delivered by e-mail or facsimile transmission.

    Any statement or payment provided for in the Agreement shall be considered as having been delivered if delivered personally or if mailed by United States mail, postage prepaid, to the following addresses:

    SELLER'S REPRESENTATIVE

    REDWOOD ENERGY PRODUCTION, L.P.
    One Maritime Plaza, Suite 400
    San Francisco, CA 94111
    Telephone: 415-398-8186
    Facsimile: 415-398-9227
    E-Mail: georesco@aol.com

    BUYER

    GATEWAY PROCESSING COMPANY
    500 Dallas, Suite 2615
    Houston, Texas 77002
    Telephone: 713-336-0844, extension 102
    Facsimile: 713-336-0855
    E-Mail: mfadden@gatewayenergy.com

    Such address may, from time to time, be changed by mailing by certified or registered mail appropriate notice thereof to the other party.

ARTICLE XXV.—Alternative Dispute Resolution

    25.1 Good Faith Efforts. The parties wish to avoid disputes relating to or arising out of this Agreement. In the event of any dispute or perceived problems, each party pledges itself to give notice to the other party and to seek first an amicable resolution without regard to mediation or arbitration. Except as otherwise provided in this Agreement, a party shall be given thirty (30) days from the date of such notice to correct its performance under this Agreement.

    25.2 Mediation. In the event the parties cannot reach an amicable resolution to a dispute or perceived problem, the parties shall within fifteen (15) days after the end of the thirty (30) day period set forth in 17.1 agree upon a mediator and shall, within the next fifteen (15) days attempt to mediate a solution.

    25.3 Arbitration. In the event mediation does not resolve the matter, any action, dispute, Claim or controversy of any kind between the parties arising under, related to, in connection with or pertaining to this Agreement (a "Dispute") will be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration will be administered by the American Arbitration Association (the "AAA") and in accordance with the terms of this Section 17.3 and the Commercial Arbitration Rules of the AAA, including the Optional Rules for Emergency Measures of Protection, as supplemented to the extent necessary by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 17.3 and the Commercial Arbitration Rules, or the Federal Arbitration Act, the terms of this Section 17.3 will control the rights and obligations of the parties. Any arbitration will be conducted by three (3) arbitrators. If there is another arbitrable Dispute among the parties pursuant to any agreement between them that involves the same facts and parties as the facts and parties with respect to which an arbitration has been initiated pursuant to this Agreement, such dispute and any arbitration initiated in connection therewith shall be consolidated with the arbitration initiated pursuant to this Agreement. No other arbitration shall be consolidated with any arbitration initiated pursuant to this Agreement without the agreement of the parties or parties thereto. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration may be initiated by any party ("Claimant") serving written notice on the party or parties with whom such Dispute exists, respectively ("Respondent" or "Respondents") that Claimant elects to refer the Dispute to binding arbitration. Claimant's notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the thirty (30) day period, Claimant will name the arbitrator for Respondent's account. The two (2) arbitrators so chosen shall select a third arbitrator (who must have not less than seven years experience as an oil and gas lawyer) within thirty (30) days after the second arbitrator has been appointed. If the two (2) arbitrators are unable to agree on a third arbitrator within sixty (60) days from initiation of arbitration, then a third arbitrator shall be selected by the AAA office in Houston, Texas, with due regard given to the selection criteria above and input from the parties and other arbitrators. The AAA shall select the third arbitrator not later than ninety (90) days from initiation of arbitration. In the event AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either party may petition the Chief United States District Judge for the Southern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the parties and other arbitrators. Each party shall pay the compensation and expenses of the arbitrator named by or for it (or its proportionate share if more than one party is aligned in the arbitration as a Claimant or Respondent), and the parties comprising the Claimant and the Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors, or employees of the parties or any of their Affiliates. Unless expressly provided otherwise in this Agreement, the two (2) arbitrators named by the parties must have not less than seven (7) years experience in the oil and gas industry, and must have a formal education or training in the area of dispute (e.g., accounting for an accounting dispute, etc.). The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator. The parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible. Any arbitration proceeding hereunder will be conducted in Houston, Texas and will be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. All statutes of limitations and defenses based upon passage of time applicable to any Dispute (including any counterclaim or setoff) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending. The arbitrators will be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law; provided, however, that no award by the arbitrators will assess consequential, punitive, exemplary, or special damages or losses (including, without limitation, loss of profit or business interruption), but may assess costs and expenses in a manner deemed equitable. The arbitrators will make specific written findings of fact and conclusions of law. The decision of the arbitrators will be final and binding on each party. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction.

    IN WITNESS WHEREOF, the parties have executed this Agreement in one or more copies or counterparts, each of which, when executed by Buyer and Seller, will constitute and be an original effective Agreement between Buyer and Seller, executing same on the dates shown below, but shall be effective as of the date set forth on Page 1 hereof.

BUYER
GATEWAY PROCESSING COMPANY
By:
Name:
Title:
SELLER/SELLER'S REPRESENTATIVE
REDWOOD ENERGY PRODUCTION, L.P.
By:	REDWOOD ENERGY COMPANY, its General Partner
By:
Name:
Title:

STATE OF TEXAS	§
COUNTY OF HARRIS	§

    This instrument was acknowledged before me on this          day of June, 2001 by             , the              of GATEWAY PROCESSING COMPANY, a              corporation on behalf of said corporation.

My Commission Expires:

Notary Public in and for Harris County, Texas
STATE OF	§
COUNTY OF	§

    This instrument was acknowledged before me on this        day of June, 2001 by             , the              of REDWOOD ENERGY COMPANY, the General Partner of REDWOOD ENERGY PRODUCTION, L.P., a Texas limited partnership, on behalf of said limited partnership.

My Commission Expires:

Notary Public in and for County,

Exhibit D

TREATING AGREEMENT

    This TREATING AGREEMENT ("Agreement") is dated             , 2001, and is by and between Hanover Compression Limited Partnership, a Delaware limited partnership with offices at 12001 North Houston Rosslyn, Houston, Texas 77086 ("Hanover") and Gateway Processing Company, a Texas corporation ("Gateway").

RECITALS

    WHEREAS, Redwood Energy Production, L.P. ("Redwood") owns or controls natural gas reserves in the AMI (see definitions below) on which there is an existing well known as the Ruby Magness Well No. 1, and on which additional wells are expected to be drilled; and

    WHEREAS, Gateway has agreed to purchase, transport and market the gas produced from the AMI pursuant to the terms of a Gas Purchase Agreement of even date herewith between Redwood and Gateway; and

    WHEREAS, Gateway has requested that Hanover accept and treat gas produced from the AMI and purchased by Gateway, and Hanover has agreed to provide a gas treating plant for purposes of treating the gas produced from the AMI.

    NOW THEREFORE, in consideration of the mutual covenants contained herein, Gateway agrees to tender for treating, and Hanover agrees to treat in the Treatment Plant to be provided by Hanover Gateway's natural gas (which is to be sold by Redwood to Gateway pursuant to the Gas Purchase Agreement) on the following terms and conditions:

DEFINITIONS

    Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Master Agreement of even date herewith among Hanover, Gateway and Redwood, as the same may from time to time properly be amended (the "Master Agreement"). Such definitions shall survive termination of the Master Agreement.

    25.4 "Pipeline Quality Gas" shall mean gas meeting the specifications in Exhibit C, attached hereto.

    25.5 "Taxes" shall mean any tax (other than ad valorem or income taxes), license, gross receipts tax, fee or charge now or hereafter levied, assessed or made by any governmental authority on the act, right, or privilege of producing, transporting, handling, treating, delivering or marketing gas and/or related liquids and liquefiables which are measured by the volume, value or sales price of the gas or other hydrocarbons in question.

ARTICLE XXVI.

EQUIPMENT AND INSTALLATION

    26.1 Hanover, at its own expense, agrees to install, own and operate the Treatment Plant on the Plant Location. The Treatment Plant shall be operational within the time period required by Section 3.3 of the Master Agreement. The Treatment Plant will consist of the equipment set forth in Exhibit B, together with related piping, valves, instrumentation, control building, emergency shutdown facilities, meters and ancillary equipment required by Hanover to perform the treating and compression services contemplated by this Agreement.

    26.2 Gateway, at its own expense, agrees to install, own and operate measuring stations at the Point of Delivery and Point of Redelivery as defined in Article VI hereof. Gateway shall provide

Hanover with suitable copies of meter charts by the 20th day of each month showing the volume of gas delivered hereunder during the previous month. Hanover may install a check meter, provided that its use or operation must not interfere with Gateway's measurement facilities.

    26.3 It is agreed that during and with respect to the operation of the Treatment Plant, Hanover will be responsible for complying with state and federal rules, regulations, and orders applicable to the Treatment Plant concerning air and water quality standards, specifically regulations dealing with hydrogen sulfide. Each party shall furnish the other with one copy of all permits issued to it relating to environmental standards associated with its performance under this Agreement. Hanover will obtain all necessary permits including, if required, from the State Air Control Board with respect to the Treatment Plant, and Hanover shall seek to obtain such permits with the permits to be based on injection of Acid Gas.

ARTICLE XXVII.

MAINTENANCE AND OPERATION

    27.1 Hanover shall be solely responsible for the maintenance and operation of the Treatment Plant, and shall be responsible for all costs associated with the Treatment Plant, including, but not limited to, costs for:

      (a) operating labor;

      (b) maintenance labor and material;

      (c) electric power;

      (d) all chemicals and supplies;

      (e) sanitary water and treated water;

      (f)  hazard, casualty and liability insurance of the Treatment Plant and related equipment.

    27.2 Gateway shall deliver the gas to be treated hereunder at the Point of Delivery at a pressure consistent with Section 5.5 of the Gas Purchase Agreement. If during Phase I or Phase II, the pressure available at the Point of Delivery is less than 1000 psig, either Gateway or Hanover may, but neither is obligated to, install, own and operate the required compressor to boost the pressure at the Point of Delivery to a minimum of 1000 psig. If Hanover installs the compressor, then a mutually agreeable compression fee will be set forth in a separate agreement between the parties. Hanover shall deliver Pipeline Quality Gas to Gateway at the Point of Redelivery at a pressure sufficient to permit the Pipeline Quality Gas to be delivered into Lone Star's 30-inch pipeline, but in no event in excess of 1,000 psig.

    27.3 All condensate recovered by Hanover in the field separator shall be sold by Gateway and 100% of the proceeds of such sales determined at the Treatment Plant shall be payable to Redwood. All natural gas liquids (such as ethane, propane, butane and heavier hydrocarbons) that are recovered at the Treatment Plant shall be sold by Gateway and the proceeds determined at the Treatment Plant shall be distributed 75% to Redwood and 25% to Hanover. Natural gas drip liquids recovered in the Treatment Plant scrubbers will be retained by Hanover and accrue to Hanover's benefit.

    27.4 Hanover shall receive the gas from Gateway and take custody of the gas at the Point of Delivery, treat the gas, compress the gas and return Pipeline Quality Gas to Gateway at the Point of Redelivery, less Treatment Plant instrument gas, fuel gas (for reboilers, flare, electric power generators and compressors), shutdown and blowdown gas losses, and shrinkage. Each use of gas at the Treatment Plant as well as the Acid Gas delivered to Redwood will be separately metered by Hanover. Title to the gas shall remain in Gateway at all times, and Hanover shall not have nor acquire any right, title or interest in or to the gas being treated. Hanover shall take all commercially reasonable steps as a prudent operator to minimize gas lost or unaccounted for in the Treatment Plant; provided however Hanover shall, under no circumstances, be liable for any loss of gas or liquids that may result from the operation of the Treatment Plant, unless such loss results from the negligence of Hanover.

    27.5 If Hanover treats gas owned by any Person other than Gateway, the reduction in MMBtus for instrument gas, fuel gas, shutdown and blowdown gas losses, shrinkage and lost/unaccounted for gas (all such reductions in MMBtus being referred to as "Fuel Use") attributable to Gateway's gas will be limited to Gateway's proportionate share of Treatment Plant Fuel Use based on volumes (Mcf) delivered by the respective parties to the inlet of the AminePlant.

    27.6 Gateway will have the obligation to promptly advise Hanover of all material changes in wellhead production.

    27.7 Assuming pressure of at least 850 psig at the Point of Delivery, the Treatment Plant will be designed and installed by Hanover to treat a maximum of eighteen million cubic feet per day (18,000 mcf/d) of gas of the quality set forth in Exhibit A to remove sufficient quantities of CO2, H2S and Nitrogen to enable the treated gas to meet the Pipeline Quality Gas specifications. Regardless of the volume treated in the Treatment Plant or the actual composition of the untreated wellhead gas, all gas delivered by Hanover to Gateway at the Point of Redelivery shall meet the Pipeline Quality Gas specifications.

    So long as the Injection Well is within 1,000 feet of the Plant Location, Acid Gas produced at the Treatment Plant will be delivered by pipeline to Redwood at a pressure sufficient to allow Redwood to inject the Acid Gas into its Injection Well. Nitrogen produced at the Treatment Plant will be vented or consumed in the operation but, in any case, not returned to Redwood or Gateway.

    27.8 Gateway will comply with all its material obligations under the Gas Purchase Agreement and will enforce and protect its rights thereunder for the benefit of Hanover.

ARTICLE XXVIII.

PAYMENTS

    28.1 Hanover shall pay or cause to be paid all existing, new or increased Taxes imposed upon Hanover with respect to the gas after delivery to Hanover at the Point of Delivery. Gateway shall pay any Taxes imposed upon Gateway that are required to be collected by Hanover and paid to the State of Texas. Hanover shall not be liable to pay any royalties associated with the gas treated pursuant to this Agreement.

  1.1
  Gateway's covenants and agreements in the Gas Purchase Agreement to market the gas shall accrue to the benefit of Hanover and Hanover shall be entitled to enforce such covenants as if it is a party to the Gas Purchase Agreement.

  1.2
  For services performed hereunder, Hanover will receive a portion of the Fixed Monthly Treating Fee or Floating Monthly Treating Fee, as said terms are defined in the Gas Purchase Agreement. Gateway shall cause all payments for MMBtu's Delivered, as said term is defined in the Gas Purchase Agreement, to be sent directly to The Chase Manhattan Bank ("Escrow Agent"). Gateway shall be responsible for managing the collection of all receivables associated with sale of the gas. Gateway shall not, however, become obligated to pay or be a guarantor of any receivables which are ultimately not paid by any customer. Hanover shall instruct the Escrow Agent in accordance with the Escrow Agreement to remit the following amounts in the following order, subject to adjustment as provided in the next paragraph. First, the Escrow Agent shall deduct from amounts received in Escrow the greater of the Fixed Monthly Treating Fee or the Floating Monthly Treating Fee and shall pay (i) to Hanover ninety-two and two-tenths percent (92.2%) of the Fixed Monthly Treating Fee plus seventy percent (70%) of the amount determined pursuant to Section 7.2 (d) (ii) (y) of the Gas Purchase Agreement for services performed hereunder and (ii) to Gateway seven and eight-tenths percent (7.8%) of the Fixed Monthly Treating Fee plus thirty percent (30%) of the amount determined pursuant to Section 7.2 (d) (ii) (y) of the Gas Purchase Agreement for Gateway's gathering and transportation services with respect to the MMBtu's Delivered. The balance shall be distributed in accordance with Section 4 of the Escrow Agreement. Payments out of Escrow to all parties will be accomplished by wire transfer.

    In the event that one hundred percent of the monies due to Gateway from its customers for the month of gas production have not been received in Escrow by the payment date set forth in the Escrow Agreement, the amounts paid hereunder to Redwood, Gateway and Hanover for said month of gas production will be proportionately reduced. When the balance due from the customers is deposited in Escrow, the Escrow Agent will make the appropriate distribution of said funds to enable each Party to receive the total monies (including the previous payment) due that Party for the month of gas production in question. Notwithstanding the above, Hanover will be entitled to have deducted and be paid out of the Escrow from amounts otherwise due Gateway, or to be paid by Gateway upon demand, the amount of any reasonable expenses Hanover incurs associated with the remedies Hanover is specifically entitled to take pursuant to Section 4.4 below that have not previously been reimbursed (for example, expenses associated with collection of accounts receivable).

  1.3
  In the event of any of the following, Hanover shall have the right upon notice to Gateway and subject to the Escrow Agreement to demand, collect, receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due and payable into escrow, and in Hanover's reasonable discretion file any claim or take any other action or proceeding which Hanover may deem reasonably necessary or appropriate to protect and realize upon such receivables. Gateway will provide Hanover on request with all information relating to such receivables as Hanover may reasonably request and will cooperate with Hanover in its collection efforts:

  (a)
  An involuntary case or other proceeding is be commenced against Gateway which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief against Gateway shall be entered in any such case under the Federal Bankruptcy Code; or

  (b)
  Gateway commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any corporate action to authorize or effect any of the foregoing; or

  (c)
  Gateway discontinues its usual business; or

    (d)
    In any five month period, there are at least three months in which the amount collected by Gateway is less than 80% of the amount due to be paid into escrow for that month.

  1.4
  Gateway agrees that it will engage Hanover Measurement Services Company, L.P. or its subsidiary to provide measurement calibration, data collection, chart integration and statement preparation services related to the meters to be owned by Gateway as required of Gateway in connection with this Agreement, so long as such services are available to Gateway at competitive rates for the area in which the services are rendered.

ARTICLE XXIX.

TERM OF AGREEMENT

  1.5
  The term of this Agreement and the transactions contemplated hereunder shall be for an initial term of seven (7) Contract Years (the "Initial Term"), and then Contract Year to Contract Year thereafter; provided, however, this Agreement may be cancelled by any Party at the end of the Initial Term or at the end of any Contract Year thereafter by providing the other Party with prior written notice at least sixty (60) days in advance of the cancellation date. The Initial Term shall be extended (i) by the duration of any event of Force Majeure, and (ii) for such periods of time in excess of thirty (30) days in any Contract Year that the Treatment Plant, the gathering or transportation system, or Redwood's well(s) are inoperative or shut-in for repairs, mechanical malfunction, or any other reason whatsoever.

ARTICLE II

POINT OF DELIVERY AND POINT OF REDELIVERY

  2.1
  The Point of Delivery for all gas to be treated hereunder shall be at the interconnection of Gateway's gathering line from the Ruby Magness Well No. 1 and the separator installed by Hanover for the Ruby Magness Well No. 1

  2.2
  The Point of Redelivery for all Pipeline Quality Gas shall be the inlet flange of Transporter's System, as said term is defined in the Transportation Agreement, located at a mutually agreeable point at the outlet of the nitrogen rejection unit installed at the Treatment Plant.

  6.3
  Control, custody and possession of the gas shall pass from Gateway to Hanover at the Point of Delivery. Gateway shall be deemed in control, custody and possession of the gas treated hereunder until the same shall have been delivered to Hanover at the Point of Delivery. Hanover shall be deemed in control, custody and possession of the gas treated hereunder after the same shall have been delivered to Hanover at the Point of Delivery. Title to and custody of the Acid Gas will be transferred from Gateway to Redwood at the outlet flange of the Acid Gas Disposal Line at the Injection Well. Gateway does hereby agree to DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Hanover, its officers, directors, employees, agents, and representatives, from and against all claims, suits, expenses, liabilities, costs, and losses, including attorneys' fees and court costs (collectively, "Claims"), including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with gas delivered hereunder up to the Point of Delivery including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Hanover, its officers, directors, employees, agents, and representatives. Hanover does hereby agree to DEFEND, INDEMNIFY, PROTECT, and HOLD HARMLESS Gateway, its officers, directors, employees, agents, and representatives, from and against all Claims, including, without limitation, any Claims with respect to damage to property, or injury or death of any person, arising out of, with respect to, or in connection with gas delivered hereunder from and after the Point of Delivery including, without limitation, any Claims arising out of, with respect to, or in connection with the sole, joint, or concurrent negligence or strict liability of Gateway, its officers, directors, employees, agents, and representatives. Neither party will have any obligation to the other with respect to the Acid Gas after title is transferred to Redwood at the outlet flange of the Acid Gas Disposal Line at the Injection Well.

ARTICLE III

THIRD PARTY AND NON-RODESSA/SLIGO INTERVAL GAS

    29.1 During the term hereof, all deliveries by Gateway of Redwood's owned or controlled gas in the MRF to Hanover for treating in the Treatment Plant will have priority over any gas deliveries made by any Third Party up to the total plant capacity. Hanover may accept and treat non-Rodessa/Sligo Interval Third Party gas on an interruptible basis subject to availability of any unused plant capacity. In the event that the total volumes of gas delivered by any Third Party and Redwood's owned or controlled gas delivered to the Treatment Plant by Gateway exceed plant capacity, Gateway will have the right to utilize one hundred percent (100%) of the Treatment Plant capacity for such gas.

  3.1
  The residue (treated) gas attributable to (i) Third Party gas and (ii) non-Rodessa/Sligo Interval gas owned or controlled by Redwood in the AMI but not committed to the Gas Purchase Agreement, which has been treated in the Treatment Plant, including any expansion of the Treatment Plant, shall be committed and dedicated to a transportation agreement with terms and conditions substantially identical to the Transportation Agreement except that the Third Party or Redwood, as the case may be, shall be "Shipper" thereunder instead of Gateway.

ARTICLE IV

INSURANCE

  4.1
  Unless specifically waived by Gateway in writing, at any and all times during the term of this Agreement, Hanover agrees to carry insurance of the types and in the minimum amounts as follows:

  (A)
  Worker's compensation insurance.

  (B)
  Employer's liability insurance in the minimum limits: $500,000 per accident covering injury or death to any employee which may be outside the scope of the worker's compensation statute of the state in which the work is performed.

  (C)
  Comprehensive general liability insurance with minimum limits of $500,000 for injury to or death of any one person and $1,000,000 for any one accident and with minimum limits of $100,000 for property damage.

  (D)
  All such insurance shall be maintained in full force and effect during the term of this Agreement, and shall not be canceled, altered, or amended without ten (10) days prior written notice having first been furnished Gateway. Hanover agrees to have its insurance carrier furnish Gateway a certificate or certificates evidencing insurance coverage in accordance with the above requirements and, when requested by Gateway, to furnish certified copies of all said insurance policies.

ARTICLE V

HOLD HARMLESS AGREEMENT

  5.1
  Gateway will hold Hanover harmless from any claims, demands, or causes of action for death, bodily injuries, or property damage, including all costs of investigation, defense, and attorney's fees, of any kind or character which might be asserted against Hanover, its agents, servants, employees, or sub-contractors, which are occasioned by the negligent acts or omissions of Gateway, its employees, agents, servants, or subcontractors in connection with this Agreement or the parties' performance hereunder.

  5.2
  Hanover will hold Gateway harmless from any claims, demands, or causes of action for death, bodily injuries, or property damage, including all costs of investigation, defense, attorney's fees, of any kind or character which might be asserted against Gateway, which are occasioned by the negligent acts or omissions of Hanover, its employees, agents, servants, or sub-contractors in connection with this Agreement or the parties' performance hereunder.

  5.3
  No party shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions including loss or delay of production, however same may be caused.

ARTICLE VI

FORCE MAJEURE

    In the event of any Party hereto being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such Force Majeure in writing or by facsimile to the other Parties as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, as far as they are affected by such Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

    The term "Force Majeure," as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of the Party claiming the suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome. Force Majeure shall include the inability to acquire or delays in acquiring rights-of-way grants, permits, or licenses at reasonable costs, and shall specifically include governmental delays in issuing permits required for the installation of the Treatment Plant if Hanover has filed all necessary applications for permits not later than September 30, 2001. Force Majeure shall also include governmental delays in issuing permits required for the re-entry of the Ruby Magness Well No. 1 and for the Injection Well. Notwithstanding the foregoing, this Agreement shall terminate on June 30, 2003 if any Party fails to obtain, in the exercise of reasonable diligence, any required permit for the Treatment Plant, the re-entry of the Ruby Magness Well No. 1, or the Injection Well.

ARTICLE VII

INDEPENDENT CONTRACTOR

  7.1
  It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Code, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Any Party is authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there be any requirement that each Party give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state in which the AMI is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE VIII

ASSIGNMENT

  8.1
  This Agreement shall extend to and be binding upon the successors and assigns of the parties hereto. Neither party may assign any of its right, title, or interest in, to or under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld; and no such assignment shall in any way operate to enlarge, alter, or change any obligation of the other party or parties hereto.

ARTICLE IX

CONSTRUCTION

    29.2 THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

ARTICLE XXX.

TITLE TO EQUIPMENT

  9.1
  Title to the Treatment Plant and equipment shall remain with Hanover for all purposes, and Gateway shall not have or acquire any rights, title, or interest in such equipment, or any equipment used by Hanover in this operation.

ARTICLE X

NOTIFICATIONS

  10.1
  All notifications under this Agreement shall be made by United States mail, postage paid to:

"Hanover"	Hanover Compression Limited Partnership 12001 N. Houston Rosslyn Houston, Texas 77086 Attn: Michael J. McGhan, President Telephone No. 281.447.8787 Facsimile No. 281.447.8781
"Gateway"	Gateway Processing Company 500 Dallas Street, Suite 2615 Houston, TX 77002 Attn: Mr. Michael Fadden Telephone No. 713.336.0844 Facsimile No. 713.336.0855
  10.2
  The above addresses may be changed at any time by giving written notice to the other party.

ARTICLE XI

CHOICE OF LAW PROVISION

  11.1
  This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to principles of conflicts of laws.

ARTICLE XII

ALTERNATE DISPUTE RESOLUTION

    30.1 The Alternate Dispute Resolution set forth in Section 7.2 of the Master Agreement shall be applicable to this Agreement.

ARTICLE XXXI.

CONFIDENTIALITY

  12.1
  Subject to disclosure required by applicable laws (including rules, regulations and decisions of entities having jurisdiction, including regulatory bodies and courts) or in connection with the reporting obligations of a public company or in connection with any financing transaction, shareholder disclosure and reporting, or to authorized employees and agents, or to the Parties to the Master Agreement, or in connection with the Master Agreement, each party shall maintain the confidentiality of this Agreement and its subject matter, as well as the relationship and transactions described herein, unless such party first obtains the consent of the other party, which consent shall not be unreasonably withheld.

HANOVER COMPRESSION LIMITED PARTNERSHIP
By:

Name:

Title:

GATEWAY PROCESSING COMPANY
By:

Name:

Title:

EXHIBIT A

Gas Specifications

    The following specifications are an estimate and are subject to the covenant of Redwood in the Master Agreement to provide a current gas analysis to confirm the following assumptions:

Wellhead Gas Analysis:
Methane and heavier hydrocarbons—71%
Nitrogen—14%
H2S—7%
CO2—8%

EXHIBIT B

Plant Specifications

Separation and Dehydration Facilities
450 GPM Amine Plant
15,000 mcf per day capacity Mehra Process Nitrogen Rejection Unit ("NRU")
1000 HP Acid Gas well injection compressor
1500 HP NRU tailgate compressor
Required emergency shutdown equipment
The Treatment Plant will be capable of treating 18,000 mcf per day of wellhead production to remove sufficient H2S, CO2 and N2 to enable the gas to meet Pipeline Quality Gas specifications.

EXHIBIT C

Pipeline Quality Gas

    The natural gas shall:

      (a) be of merchantable quality and shall be commercially free from water, hazardous substances, hydrocarbon liquids, bacteria and other objectionable liquids, solids and/or gas components;

      (b) not contain more than five (5) grains of total sulfur consisting of not more than one quarter (1/4) grain of hydrogen sulfide and one (1) grain of mercaptan sulfur per one hundred (100) cubic feet of gas;

      (c) not contain more than two percent (2%) by volume of carbon dioxide;

      (d) not contain more than four percent (4%) by volume total non-hydrocarbon and inert gases (including carbon dioxide, nitrogen, oxygen, helium, etc.);

      (e) contain not more than seven pounds (7#) of water vapor per one million (1,000,000) cubic feet of gas;

      (f)  be at temperatures not in excess of one hundred twenty (120) degrees Fahrenheit or less than forty (40) degrees Fahrenheit; and

      (g) have a hydrocarbon dewpoint not to exceed forty (40) degrees Fahrenheit at the delivery pressure and shall have a heat content of not less than nine hundred fifty (950) or more than eleven hundred (1,100) British Thermal Units per cubic foot under conditions of measurement.

Exhibit E

    TRANSPORTATION AGREEMENT

between

GATEWAY PIPELINE COMPANY

and

GATEWAY PROCESSING COMPANY

  (h)
  TABLE OF CONTENTS

TRANSPORTATION AGREEMENT

    This Agreement, is made and entered into this _________ day of ________________________, 2001, by and between GATEWAY PROCESSING COMPANY, a Texas corporation, hereinafter referred to as "Shipper", and GATEWAY PIPELINE COMPANY, a Texas corporation, hereinafter referred to as "Transporter".

W I T N E S S E T H:

    WHEREAS, Shipper desires to have natural gas transported from the Point of Delivery to the Point of Redelivery (as such terms are defined in Article III); and

    WHEREAS, Transporter will construct, or cause to be constructed, a pipeline and appurtenant facilities between the Point of Delivery and the Point of Redelivery set forth herein; and

    WHEREAS, Transporter agrees to accept and transport said gas for redelivery for the account of Shipper under terms and conditions herein set forth.

    NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I—Definitions

    Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Master Agreement (as defined below). Such definitions shall survive termination of the Master Agreement. In addition, the following defined terms are used in this Agreement:

    A.  The term "Btu" shall mean British Thermal Units and "MMBtu" shall mean one million (1,000,000) Btu.

    B.  The term "Day" or "day" shall mean the 24-hour period commencing at 9:00 a.m., local time, on one calendar day and ending at 9:00 a.m., local time, on the following calendar day.

    C.  The term "Gas" or "gas" shall mean natural gas produced from gas wells (gas well gas) and gas produced in association with oil from oil wells (oil well gas), and the residue gas from treating gas well gas or oil well gas or both.

    D.  The term "gross heating value" shall mean the number of Btu's evolved by the complete combustion, at constant pressure, of the amount of gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60°) Fahrenheit, if saturated with water vapor and under a pressure equivalent to that of thirty (30) inches of mercury at thirty-two degrees (32°) Fahrenheit, and under standard gravitational force (acceleration 980.665 cm per second per second) with air of the same temperature and pressure as the gas when the products of combustion are cooled to the initial temperature of the gas and air and when the water formed by combustion is condensed to the liquid state. The gross heating value of the gas thus obtained shall be expressed on the measurement basis set forth in Article VI, Section A of this Agreement.

    E.  The term "Hanover" shall mean Hanover Compression Limited Partnership, a Delaware limited partnership.

    F.  The term "Jurisdictional Agency" shall mean the Texas Railroad Commission and other regulatory agencies having jurisdiction.

    G.  The term "Lone Star" shall mean TXU Lone Star Pipeline Company.

    H.  The term "Master Agreement" shall mean the agreement among Redwood, Shipper and Hanover of even date herewith as the same may properly be amended from time to time, setting forth the obligations of the parties to install equipment and perform certain operations in the AMI.

    I.  The term "Maximum Daily Volume" shall mean the maximum capacity of the Transportation System to transport gas, which at an inlet pressure at the Point of Delivery of one thousand (1,000) psig and an outlet pressure at the Point of Redelivery of nine hundred fifty (950) psig will be approximately 60,000 Mcf per day.

    J.  The term "Mcf" shall mean one thousand (1,000) cubic feet of gas. The term "Bcf" shall mean one billion cubic feet of gas.

    K.  The term "Month" or "month" shall mean the period beginning at 9:00 a.m., local time, on the first day of a calendar month and ending at 9:00 a.m., local time on the first day of the succeeding calendar month.

    L.  The term "Redwood" shall mean Redwood Energy Production, L.P.

    M. The term "taxes" shall mean any tax (other than ad valorem or income taxes), license, gross receipts tax, fee or charge now or hereafter levied, assessed or made by any governmental authority on the act, right or privilege of transporting, handling, or delivering gas which is related to or determined by the volume, value or sales price of the gas in question.

    N.  The term "Transportation System" or "Transporter's System" shall mean the pipeline and appurtenant facilities constructed, or to be constructed, by Transporter, at its expense, as described in Exhibit "A".

ARTICLE II—Quantity

    A.  Subject to the terms and conditions hereof:

      1.  Shipper will deliver, or cause to be delivered, to Transporter for transportation hereunder all gas that Shipper owns, controls or has the right to market which is produced from the AMI.

      2.  Transporter will accept for Shipper's account the daily volume of gas tendered by Shipper up to the Maximum Daily Volume, and, subject to Sections B. and C. herein and to normal meter variances and unaccounted for gas, Transporter shall redeliver to Shipper on each day a quantity of gas (in terms of MMBtu's) equivalent to the quantity of gas (in terms of MMBtu's) delivered by Shipper to Transporter on such day. Transporter shall not be obligated to maintain a pipeline connection at the Point of Delivery when, in Transporter's sole judgment, the continuation of such connection under the terms and conditions of this Agreement would no longer be profitable for Transporter.

      3.  Although Shipper has the preferential right to have gas transported through Transporter's System pursuant to this Agreement, Transporter may transport gas for Third Party shippers through any unused capacity on any day or days that Shipper is not utilizing all of the Maximum Daily Volume.

    B.  Imbalances

      Gas tendered by Shipper to Transporter for transportation hereunder at the Point of Delivery shall be delivered as nearly as practicable at uniform hourly rates of flow consistent with normal pipeline operations. Gas redelivered at the Point of Redelivery by Transporter to Shipper shall be maintained as nearly as practicable at uniform hourly rates of flow approximately equal to the rates at which gas is received by Transporter from Shipper for transportation hereunder, consistent with normal pipeline operations.

      It is recognized that because of dispatching and other variations certain imbalances may occur between the volumes of gas delivered hereunder by Shipper and the volumes of gas redelivered hereunder by Transporter. Such imbalances shall be corrected, insofar as practicable, during the month following the month in which they occur.

    C.  Allocated Volumes

      If gas is delivered to the Transportation System at more than one Point of Delivery, then both the Mcf's and MMBtu's redelivered at the Point of Redelivery will be allocated back to each Point of Delivery based on the following formula:

A = B(C/T)
Where:
A—	Allocated Mcf's/MMBtu's at the Point of Delivery
B—	Mcf's/MMBtu's measured at the Point of Redelivery
C—	Mcf's/MMBtu's measured at Point of Delivery
T—	Total Mcf's/MMBtu's measured at all points of delivery into the Transportation System

    D.  Acreage, Engineering, and Geological Data.  Upon written request from Transporter, Shipper will furnish Transporter, as available, all information concerning engineering, tests and basic geological data on all wells now or hereafter drilled upon the AMI, the gas production from which Shipper owns, controls or has the right to market. Such data shall include, but is not limited to, all core analyses, sample logs, well logs, drilling and completion reports, pressure data, production data and flow potential data now or hereafter in existence. Shipper shall furnish Transporter all acreage changes affecting the AMI and, upon request, shall furnish Transporter information concerning production allowables and proration status with respect to each well connected under this Agreement. Transporter shall utilize all reasonable efforts to insure that the confidentiality of all such information and data is maintained by its employees, agents, and representatives. Transporter agrees that, at a minimum, it will utilize the same procedures and safeguards with respect to Shipper's information that it uses to protect its own sensitive, confidential, or proprietary data.

ARTICLE III—Point of Delivery, Point of Redelivery and Construction of Facilities

    A.  Point of Delivery

      The Point of Delivery for all gas delivered by or for the account of Shipper to Transporter hereunder shall be at the inlet flange of Transporter's System located at a mutually agreeable point at the outlet of the nitrogen rejection unit installed at the Plant Location.

    B.  Point of Redelivery

      The Point of Redelivery for all gas to be redelivered by Transporter to Shipper shall be at the outlet flange of Transporter's System at the point of interconnection of Transporter's System and Lone Star's 30-inch pipeline in the W. M. Durhan A-89 Survey, Madison County, Texas.

    C.  Construction of Facilities

      1.  Transporter will construct, operate, and maintain or cause to be constructed, operated and maintained, at its expense, the Transportation System and all facilities necessary to receive gas for transportation hereunder at the Point of Delivery and to redeliver gas at the Point of Redelivery. The measurement facilities to be installed at the Point of Delivery and Point of Redelivery are set forth in Article VI.

      2.  Subject to Article XIII, the Transportation System will be constructed and ready to receive and transport gas not later than one hundred eighty (180) days after the later to occur of (a) receipt by Transporter of notification from Redwood that it has received the Injection Well permits, or (b) an Acceptable Initial Well Report. If as of August 31, 2001, Redwood has not

  received required permits for the Injection Well and received an Acceptable Initial Well Report, then the one hundred eighty (180) day period will be changed to two hundred ten (210) days, and if as of December 31, 2001, Redwood has not received the required Injection Well permits and an Acceptable Initial Well Report, then the time period will be subject to renegotiation.

    D.  Indemnification

      Transporter shall indemnify and hold Shipper harmless against any and all claims, demands, costs, expenses, losses and causes or suits for damages or otherwise arising out of the operations conducted hereunder by Transporter. Shipper shall indemnify and hold Transporter harmless against any and all claims, demands, costs, expenses, losses and causes or suits for damages or otherwise arising out of the operations conducted hereunder by Shipper. As between Shipper and Transporter, Shipper shall be deemed to be in control and possession of the gas and responsible for damages or injuries caused thereby, prior to delivery of the gas hereunder to Transporter at the Point of Delivery and after redelivery of the gas to Shipper at the Point of Redelivery. Transporter shall be deemed to be in control and possession of the gas and responsible for damages or injuries caused thereby after receipt of said gas hereunder by Transporter at the Point of Delivery and prior to redelivery of the gas to Shipper at the Point of Redelivery.

ARTICLE IV—Delivery Pressure

    All gas delivered hereunder by Shipper shall be delivered at a pressure sufficient to permit the gas to enter the Transportation System at the operating pressure maintained therein from time to time. Transporter shall not be obligated to receive gas hereunder at pressures exceeding the maximum allowable operating pressure for the Transportation System prescribed under any applicable governmental regulations.

    Subject to the aforegoing, gas will be redelivered by Transporter at the Point of Redelivery provided herein at such pressures as may exist at that point from time to time.

    Nothing herein shall be construed to obligate Transporter to install compression facilities in order to receive, transport or redeliver the gas.

ARTICLE V—Fees

    A.  Shipper shall pay Transporter monthly for services performed pursuant to this Agreement the following fees:

      1.  For gas purchased by Shipper pursuant to the Gas Purchase Agreement:

        a.  First Five Contract Years—ten cents ($0.10) per Mcf for each Mcf measured or determined monthly at the Well Meter, as said term is defined in the Gas Purchase Agreement, for the Ruby Magness Well No. 1 Point of Delivery, and any additional Point of Delivery, set forth in the Gas Purchase Agreement.

        b.  Sixth Contract Year and each Contract Year thereafter—eight cents ($0.08) per Mcf for each Mcf measured or determined monthly at the Well Meter, as said term is defined in the Gas Purchase Agreement, for the Ruby Magness Well No. 1 Point of Delivery, and any additional Point of Delivery, set forth in the Gas Purchase Agreement.

      2.  For all other gas which is committed and/or dedicated to this Agreement:

        a.  First Five Contract Years—twelve cents ($0.12) per Mcf for each Mcf measured or determined monthly at the Point of Delivery set forth in Article III, Section A.

        b.  Sixth Contract Year and each Contract Year thereafter—ten cents ($0.10) per Mcf for each Mcf measured or determined monthly at the Point of Delivery set forth in Article III, Section A.

    B.  Transporter agrees to pay all taxes which may be levied with respect to the transportation service performed hereunder or the business of performing such service; provided, however, that Shipper shall reimburse Transporter for fifty percent (50%) of any new or increased taxes relating to such transportation service or the business of performing such service arising after the effective date of this Agreement.

    C.  The parties understand that the rates provided herein are freely negotiated between the parties and no party during the existence of this Agreement will seek to have the rates amended, modified, revised or otherwise changed by any regulatory authority.

ARTICLE VI—Measurement

    The measurement conditions and procedures set forth in this Article VI shall be applicable to this Agreement except to the extent that they are inconsistent with Lone Star's then current measurement conditions and procedures at the Point of Redelivery in which case Lone Star's then current measurement conditions and procedures shall apply at the Point of Redelivery.

    A.  The unit of volume for measurement of gas delivered hereunder shall be the quantity of gas contained in one (1) cubic foot of space at a base temperature of sixty degrees (60°) Fahrenheit and at a pressure of fourteen and sixty-five hundredths (14.65) psia, and otherwise provided by the Standard Gas Measurement Law of the Jurisdictional Agency. Except as provided by that law, all fundamental constants, observations, records, and procedures involved in determining and/or verifying the quantity and other characteristics of gas delivered hereunder shall, unless otherwise specified herein, be in accordance with the standards prescribed in Report No. 3 of the American Gas Association (AGA) as from time to time amended or supplemented. All measurements of gas shall be determined by calculation into terms of such unit. All quantities given herein, unless otherwise expressly stated, are in terms of such unit.

    B.  Transporter or its designee shall install, maintain and operate, or cause such to be done, at its own expense, a measuring station located at the Point of Delivery and a measuring station located at the Point of Redelivery. Each measuring station shall be so equipped with orifice meters, recording gauges, or other types of meter or meters of standard make and design commonly acceptable in the industry, as to accomplish the accurate measurement of gas transported hereunder. The changing of the charts and calibrating and adjusting of meters shall be done by Transporter or Transporter's designee.

    C.  Shipper may, at its option and expense, install check meters and gas samplers for checking Transporter's metering equipment; and they shall be so installed so as not to interfere with the operation of Transporter's facilities. Measurements of gas shall be by Transporter's, or its designee's, measurement equipment only, except as otherwise herein provided.

    D.  The temperature of gas flowing through the meter or meters shall be determined by the continuous use of a recording thermometer installed so that it will properly record the temperature of the gas flowing through the meter or meters, or at Transporter's option, by periodic tests conducted with a mercury thermometer.

    E.  The specific gravity of the gas flowing through the meter or meters may, at Transporter's option, be determined by the use of a recording gravitometer installed so that it will properly record the specific gravity of the gas flowing through the meter or meters. The arithmetical average of the hourly specific gravity during the time that gas was actually flowing through the meter each day shall be used in computing measurements for that day. If Transporter does not elect to install a recording gravitometer, the specific gravity of the gas flowing through the meter or meters shall be determined at quarterly intervals, or more often, at Transporter's election, by use of the AGA accepted gravitometer or by computation from fractional analysis of samples of gas taken at the Point of Redelivery. Specific gravities so determined will be used in calculating gas deliveries for the day on which the test is made, and for all following days, until the next specific gravity test is made.

    F.  The gross heating value in British Thermal Units will be determined only at the Point of Redelivery unless there is more than one Point of Delivery into Transporter's System in which case the gross heating value in British Thermal Units will also be determined for allocation purposes at each Point of Delivery. The gross heating value in British Thermal Units may, at Transporter's option, be determined by a recording calorimeter. The arithmetical average of the hourly heating values recorded each day during the time that gas was actually flowing through the meter shall be considered as the gross heating value of as delivered during such day. If Transporter does not elect to install a recording calorimeter, the gross heating value of the gas shall be determined by Transporter at quarterly intervals (or other intervals as agreed to by Transporter or Shipper) by the taking of samples at Transporter's meter. The sample may be run on a calorimeter at another location or the heating value may be computed from fractional analysis of such samples. The result shall be applied to gas deliveries for the day when the sample is taken, and for all following days, until that on which a new sample is taken. Shipper shall have the right to witness all of Transporter's tests for heating value of the gas.

    G.  At the Point of Redelivery, Transporter shall, if necessary, install the necessary mechanical separation equipment required to ensure that no free liquids are allowed to enter Lone Star's pipeline. Any liquids recovered by said separation equipment shall be deemed to belong to Transporter.

    H.  Each party shall have the right to be present at the time of any installing, reading, cleaning, changing, repairing, inspection, testing, calibrating, or adjusting done in connection with the other's measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within fifteen (15) days after receipt thereof.

    At least once each quarter, Transporter shall calibrate the meters and instruments or cause the same to be calibrated. Transporter shall give Shipper sufficient notice in advance of such tests so that Shipper may, at its election, be present in person or by its representative, to observe adjustments, if any, which are made. For the purpose of measurement and meter calibration, the atmospheric pressure shall be assumed to be fourteen and seven-tenths (14.7) psia, irrespective of variations in natural atmospheric pressure from time to time.

    I.  If, upon any tests, the metering equipment in the aggregate is found to be inaccurate by more than two percent (2%), registration thereof and any payment based upon such registration, shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last date of calibration. Following any tests, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. If for any reason any meter is out of service or out of repair so that the quantity of gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of gas delivered during such period shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible:

      1.  By using the registration of any check measuring equipment of Shipper, if installed and registering accurately;

      2.  By correcting the error, if the percentage of error is ascertainable by calibration, test or mathematical calculation;

      3.  By estimating the quantity of deliveries by deliveries during the preceding periods under similar conditions when the meter was registering accurately.

    J.  The measurement hereunder shall be corrected for deviation from Boyle's Law at the pressure and temperatures under which gas is delivered hereunder.

ARTICLE VII—Quality

    The gas delivered at the Point of Delivery and Point of Redelivery shall meet the quality specifications below except to the extent they are inconsistent with Lone Star's then current quality specifications at the Point of Redelivery in which case Lone Star's then current quality specifications shall apply.

    (a)
    The natural gas shall be of merchantable quality and shall be commercially free from water, hazardous substances, hydrocarbon liquids, bacteria and other objectionable liquids, solids and/or gas components;

    (b)
    shall specifically contain not more than five hundredths of one percent (.05%) by volume of oxygen;

    (c)
    shall not contain more than five (5) grains of total sulfur consisting of not more than one quarter (1/4) grain of hydrogen sulfide and one (1) grain of mercaptan sulfur per one hundred (100) cubic feet of gas;

    (d)
    shall not contain more than two percent (2%) by volume of carbon dioxide;

    (e)
    shall not contain more than four percent (4%) by volume total non-hydrocarbon and inert gases (including carbon dioxide, nitrogen, oxygen, helium, etc.);

    (f)
    shall contain not more than seven pounds (7#) of water vapor per one million (1,000,000) cubic feet of gas;

    (g)
    shall be at temperatures not in excess of one hundred twenty (120) degrees Fahrenheit or less than forty (40) degrees Fahrenheit; and

    (h)
    shall have a hydrocarbon dewpoint not to exceed forty (40) degrees Fahrenheit at the delivery pressure and shall have a heat content of not less than nine hundred fifty (950) or more than eleven hundred (1,100) British Thermal Units per cubic foot under conditions of measurement.

ARTICLE VIII—Billing and Payment

    A.  On or before the twentieth (20th) day of each month, Transporter shall render to Shipper its bill for all gas transported during the preceding month.

    B.  Shipper shall pay Transporter, at Transporter's address designated herein, in good funds on or before the last day of the month in which such invoice is rendered; provided, however, that if Transporter renders a bill after the twentieth (20th) day of the month, that due date shall be extended to ten (10) days after the bill is rendered for the gas transported for Shipper hereunder during the preceding month.

    C.  Should Shipper fail to pay all of the amount of any bill as herein provided when such amount is due, interest on the unpaid portion of the bill shall accrue and be payable at the rate of one and one-half percent (1.5%) per month from the due date until the date of payment; provided, however, that no interest rates or charges provided in this Agreement are intended to exceed the maximum allowed by law and any such rates or charges stated herein shall be conformed, if necessary, to the maximum rates or charges allowed by law. If such failure to pay continues for thirty (30) days after payment is due, Transporter, in addition to any other remedy it may have under this Agreement, may suspend further transportation until such amount is paid; provided, however, that if Shipper in good faith shall dispute the amount of any such bill or part thereof and shall pay to Transporter such amounts as it concedes to be correct, and, at any time thereafter within thirty (30) days of a demand made by Transporter, shall furnish good and sufficient corporate undertaking acceptable to Transporter, guaranteeing payment to Transporter of the amount ultimately found due upon such bill after a final determination, which may be reached either by agreement or judgment of court, as the case may be, then no interest will be due on the unpaid portion of the bill.

    D.  In the event an error is discovered in the amount shown due in any statement rendered by Transporter, such error shall be adjusted within thirty (30) days after the amount thereof is determined. Claims for errors shall be made promptly upon discovery, but in any event, within six (6) months of the date of such statement.

    E.  Transporter and Shipper shall each have the right to examine at all reasonable times the books, records, and charts of the other to the extent necessary to verify or audit the accuracy of any statement, bill, chart, or computation made under or pursuant to this Agreement. All books of accounts, records, and charts of either party relating to deliveries of gas hereunder, and the amount due hereunder, shall be preserved for a period of two (2) years.

ARTICLE IX—Non-Odorization of Gas

    It is understood and agreed that none of the gas delivered by Transporter for Shipper pursuant to this Agreement shall be odorized unless required by governmental authority. Any odorization that is required by any applicable state or federal statute, order, rule, or regulation at a location beyond the Point of Redelivery shall be the sole responsibility of Shipper. Shipper agrees to indemnify and hold Transporter harmless from any and all losses or damages that may be incurred as the result of the operation and maintenance of odorization facilities or equipment at or near the Point of Redelivery.

ARTICLE X—Title

    Shipper hereby warrants that at the time of delivery of gas to Transporter it will have good title or the good right to deliver such gas, and that such gas shall be free and clear of all liens and adverse claims; and agrees, with respect to the gas delivered by it, to indemnify Transporter against all suits, actions, debts, accounts, damages, costs (including attorneys' fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said gas.

ARTICLE XI—Duly Constituted Authorities

    This Agreement and all operations hereunder are subject to the applicable federal and state laws and the applicable ordinances, orders, rules and regulations of any local, state or federal governmental authority having or asserting jurisdiction; but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, ordinance, order, rule or regulation in any forum having jurisdiction in the premises. If any regulatory authority or governmental entity by statute, rule, regulation or order dictates any action or requirement which prevents or materially impedes the performance of the transportation service, the Transporter shall not be liable to Shipper to the extent of such prevention or impedance. If, due to any governmental or regulatory agency action, Transporter is required to incur major unanticipated expenditures in connection with the transportation service to be rendered hereunder, Shipper agrees to enter into good faith negotiations with Transporter to determine the appropriate transportation fees to be paid in order to reflect such additional costs.

ARTICLE XII—Term

    This Agreement shall be effective from the date first set forth herein and shall continue in force and effect for a Primary Term of ten (10) Contract Years, and Contract Year to Contract Year thereafter until terminated by either party by written notice to the other party no later than ninety (90) days prior to the end of the Primary Term or the end of any Contract Year thereafter. Notwithstanding the above, if an imbalance exists on the date of termination hereof between the total quantities of gas theretofore delivered and redelivered hereunder, the term hereof shall be extended for a period sufficient to allow the party whose deliveries or redeliveries are in arrears to eliminate any deficit.

    At the end of the term of this Agreement, either party has the right to cease operations and neither party will assert before any regulatory authority the right to service not explicitly provided for under the terms and conditions of this Agreement.

ARTICLE XIII—Force Majeure

    In the event of either Party hereto being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such Party giving notice and full particulars of such Force Majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, as far as they are affected by such Force Majeure, shall be suspended from the commencement of and during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

The term "Force Majeure," as used herein, shall mean an act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion and any other causes whether of the kind enumerated or otherwise not reasonably within the control of the Party claiming the suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome. Force Majeure shall include the inability to acquire or delays in acquiring rights-of-way grants, permits, or licenses at reasonable costs, and shall specifically include governmental delays in issuing permits required for the installation of the Treatment Plant if Hanover has filed all necessary applications for permits not later than September 30, 2001. Force Majeure shall also include governmental delays in issuing permits required for the re-entry of the Ruby Magness Well No. 1 and for the Injection Well. Notwithstanding the foregoing, this Agreement shall terminate on June 30, 2003 if any Party fails to obtain, in the exercise of reasonable diligence, any required permit for the Treatment Plant, the re-entry of the Ruby Magness Well No. 1, or the Injection Well.

ARTICLE XIV—Notices and Miscellaneous

    A.  Notices

      Any notice provided for in the Agreement shall be in writing and shall be considered as having been given: (i) if delivered personally; or (ii) if mailed by registered or certified United States mail, postage prepaid, to the following addresses: or (iii) if delivered by e-mail or facsimile transmission.

      Any statement or payment provided for in the Agreement shall be considered as having been delivered if delivered personally or if mailed by United States mail, postage prepaid, to the following addresses:

SHIPPER
GATEWAY PROCESSING COMPANY
500 Dallas, Suite 2615
Houston, Texas 77002

TRANSPORTER
GATEWAY PIPELINE COMPANY
500 Dallas, Suite 2615
Houston, Texas 77002

Such address may, from time to time, be changed by mailing by certified or registered mail appropriate notice thereof to the other party.

    B.  Miscellaneous Provisions

      1.  No modification of the terms and provisions of this Agreement shall be made except by the execution of written agreements.

      2.  No waiver by either Transporter or Shipper of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

      3.  Any party which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entity, of Transporter or of Shipper, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Either party may, without relieving itself of its obligations under this Agreement, assign any of its rights hereunder to a company with which it is an Affiliate, but otherwise no assignment of this

  Agreement, or any of the rights or obligations hereunder shall be made by Transporter or Shipper unless there first shall have been obtained a consent thereto by the other party, which shall not be unreasonably withheld. Any attempted assignment in violation of this provision shall be void. It is agreed, however, that the restriction on assignments contained in this paragraph shall not in any way prevent either party to this Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness, without the assumption of obligations hereunder by the pledgee or mortgagee.

      4.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Transporter or Shipper be entitled to receive or be liable to the other for (and each party hereby waives) any consequential, special, indirect, or punitive damages arising out of this Agreement or the transactions contemplated hereby, irrespective of whether alleged to be by way of indemnity (other than indemnity for Third Party claims) as a result of breach of any provision of this Agreement, tort (including negligence and strict liability), or otherwise, including, without limitation, any loss of profits, loss of income, loss of use, loss of revenue, loss of contracts, loss of fuel, REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY, CONTRIBUTED TO BY, OR ARISE OUT OF, THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

      5.  This Agreement may be executed in any number of counterparts, no one of which need be executed by all parties, or may be ratified, adopted, or consented to by separate instrument, in writing specifically referring hereto, and it shall be binding upon all parties who execute a counterpart, ratification, adoption, or consent with the same force and effect, and to the same extent as if all such parties had executed and signed the same document, with each separate counterpart, ratification, adoption or consent deemed to be an original.

      6.  This Agreement contains the entire contract between the parties and there are no oral promises, agreements, or warranties affecting it.

      7.  The descriptive headings of these general provisions are formulated and used for convenience only and shall not be deemed to affect the meaning or construction of any such provisions.

      8.  This Agreement was prepared and negotiated jointly by both parties and shall not be construed as prepared by one party to the exclusion of the other.

      9.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate originals, as of the date first hereinabove written.

SHIPPER
GATEWAY PROCESSING COMPANY
By:
Title
TRANSPORTER
GATEWAY PIPELINE COMPANY
By:
Title:

Signature page to Transportation Agreement between Gateway Pipeline Company and Gateway Processing Company dated ____________________________________.

STATE OF TEXAS

COUNTY OF HARRIS

    This instrument was acknowledged before me on this _________ day of ________________________, 2001, by DOUGLAS C. MOSS, the Vice President of GATEWAY PIPELINE COMPANY, a Texas corporation on behalf of said corporation.

My Commission Expires:
Notary Public in and for Harris County, Texas

STATE OF TEXAS

COUNTY OF HARRIS

    This instrument was acknowledged before me on this _________ day of ________________________, 2001, by MICHAEL T. FADDEN, the President of GATEWAY PROCESSING COMPANY, a Texas corporation, on behalf of said corporation.

My Commission Expires:
Notary Public in and for Harris County, Texas

EXHIBIT "A"—DESCRIPTION OF TRANSPORTATION SYSTEM

to
TRANSPORTATION AGREEMENT
dated
  ____________________________________
between
GATEWAY PIPELINE COMPANY
as Transporter
and
GATEWAY PROCESSING COMPANY
as Shipper
DESCRIPTION OF TRANSPORTATION SYSTEM

    The Transportation System is comprised of approximately 40,000 feet of eight-inch nominal diameter natural gas pipeline and appurtenant facilities located between the Point of Delivery and the Point of Redelivery in Madison County, Texas. The Transportation System, which has a maximum allowable operating pressure (MAOP) of 1,440 psig, will be designed, constructed and operated in accordance with the appropriate regulatory authorities.

Exhibit F

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to "Escrow Agent" (hereinafter defined) pursuant hereto, this "Escrow Agreement") is made and entered into as of ___________________, 2001 by and among REDWOOD ENERGY PRODUCTION, L.P., a Texas limited partnership ("Redwood"), HANOVER COMPRESSION LIMITED PARTNERSHIP, a Delaware limited partnership ("Hanover"), and THE CHASE MANHATTAN BANK, a New York banking corporation, with an office in Houston, Harris County, Texas (the "Bank").

W I T N E S S E T H:

    WHEREAS, Redwood and Hanover have entered into that certain Master Agreement dated as of ____ _______________, 2001 (the "Master Agreement"), pursuant to which Redwood and Hanover have agreed to escrow with the Bank certain funds derived from the sale of natural gas; and

    WHEREAS, Redwood and Hanover have requested the Bank to act in the capacity of escrow agent under this Escrow Agreement, and the Bank, subject to the terms and conditions hereof, has agreed so to do.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1.  Appointment of Escrow Agent.  Each of Redwood and Hanover hereby appoints the Bank as the escrow agent under this Escrow Agreement (the Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

    2.  Deposit.  From time to time during the term of this Escrow Agreement and pursuant to the terms and conditions of the Master Agreement, proceeds from the sale of gas owned or controlled by Redwood shall be deposited with Escrow Agent (each such deposit being referred to as a "Deposit", and the amount of such Deposits held from time to time by Escrow Agent, as such amount may increase or decrease as a result of the investment and reinvestment thereof, and as such amount may be reduced by charges thereto and payments and setoffs therefrom to compensate or reimburse Escrow Agent for amounts owing to it pursuant hereto, sometimes being hereinafter collectively referred to as the "Escrowed Funds") to be held by Escrow Agent in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest, and release or distribute the Escrowed Funds. It is hereby expressly stipulated and agreed that all interest and other earnings on the Escrowed Funds shall become a part of the Escrowed Funds for all purposes, and that all losses resulting from the investment or reinvestment thereof from time to time and all amounts charged thereto to compensate or reimburse the Escrow Agent from time to time for amounts owing to it hereunder shall from the time of such loss or charge no longer constitute part of the Escrowed Funds.

    3.  Investment of the Escrowed Funds.  Escrow Agent shall invest and reinvest the Escrowed Funds in the Fidelity Prime #76 Money Market Fund, unless otherwise instructed in writing by Redwood and Hanover. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Redwood and Hanover direct the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow

Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement, provided that Escrow Agent shall be liable for any losses due to the negligence or willful misconduct of Escrow Agent or its agents or employees.

    Receipt, investment and reinvestment of the Escrowed Funds shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Redwood and Hanover to Escrow Agent as soon as reasonably possible after receipt thereof. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three (3) "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Houston, Texas.

    4.  Disbursement of Escrowed Funds.  Escrow Agent is hereby authorized to make disbursements of the Escrowed Funds only as follows:

      (a) As directed in written instructions signed by both Redwood and Hanover, payment to both Hanover and Gateway and/or to Redwood in accordance with such instructions;

      (b) As permitted by this Escrow Agreement, to Escrow Agent; or

      (c) Into the registry of the court in accordance with Section 8 or Section 16 hereof;

Notwithstanding anything contained herein or elsewhere to the contrary, Redwood and Hanover hereby expressly agree that the Escrow Agent shall be entitled to charge the Escrowed Funds for, and pay and set-off from the Escrowed Funds, any and all amounts, if any, then owing to it pursuant to this Escrow Agreement prior to the disbursement of the Escrowed Funds in accordance with clauses (a) through (e) (all inclusive) of this Section 4.

    5.  Tax Matters.  Each of Redwood and Hanover shall provide Escrow Agent with their taxpayer identification numbers documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrowed Funds and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Escrowed Funds. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

    6.  Scope of Undertaking.  Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant, or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrowed Funds and shall not be required to deliver the Escrowed Funds or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrowed Funds as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to Hanover and Redwood or either of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to the terms of this Escrow Agreement, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

    7.  Reliance; Liability.  Except as otherwise set forth herein, Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Escrowed Funds pursuant to this Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of Hanover or Redwood or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Escrow Agreement or any part hereof or depositing the Escrowed Funds.

    8.  Right of Interpleader.  Should any controversy arise involving the parties hereto or any of them or any other person, firm, or entity with respect to this Escrow Agreement or the Escrowed Funds, or should a substitute escrow agent fail to be designated as provided in Section 15 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrowed Funds until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement or the Escrowed Funds, Redwood and Hanover hereby jointly and severally agree to reimburse Escrow Agent for its reasonable attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.

    9.  Indemnification.  Redwood and Hanover hereby jointly and severally indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, reasonable attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or negligence of such Indemnified Party.

    10.  Compensation and Reimbursement of Expenses.  Redwood hereby agrees to pay Escrow Agent for its services hereunder in accordance with Escrow Agent's fee schedule as in effect from time to time and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent. The foregoing notwithstanding,

Redwood and Hanover shall be jointly and severally liable to Escrow Agent for the payment of all such fees and expenses. In the event Redwood and Hanover for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set-off and paid from the Escrowed Funds by Escrow Agent without any further notice.

    11.  Funds Transfer.  In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule I hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

    It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

    12.  Notices.  Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

    If to Escrow Agent:

    The Chase Manhattan Bank
    600 Travis Street, Suite 1150
    Houston, TX 77002
    Attn: May Ng
    CMFS/Escrow Section
    Telefax No.: (713) 216-6927
    Telephone No.: (713) 216-6467

    If to Redwood:

    Redwood Energy Production, L.P.
    One Maritime Plaza, Suite 400
    San Francisco, California 94111
    Attention: Stuart J. Doshi
    Telefax No.: (415) 398-9227
    Telephone No.: (415) 398-8186

    If to Hanover:

    Hanover Compression Limited Partnership
    12001 North Houston Rosslyn Road
    Houston, Texas 77086
    Attention: Mr. Michael J. McGhan
    Telefax No.: (281) 447-8781
    Telephone No.: (281) 447-8787

Except to the extent otherwise provided in the second paragraph of Section 3 hereinabove, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving ten (10) days' prior written notice to the other party or parties hereto in the manner provided in this section.

    13.  Consultation with Legal Counsel.  Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

    14.  Choice of Laws; Cumulative Rights.  This Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Harris County, Texas, and each of Redwood and Hanover hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

    15.  Resignation.  Escrow Agent may resign hereunder upon thirty (30) days' prior notice to each of the other parties hereto. Upon the effective date of such resignation, Escrow Agent shall deliver the Escrowed Funds to any substitute escrow agent designated by Redwood in writing. If Redwood fails to designate a substitute escrow agent within thirty (30) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent shall have no further obligations hereunder, except for any obligations accruing prior to such time.

    16.  Assignment.  This Escrow Agreement shall not be assigned by either Redwood or Hanover without the prior written consent of Escrow Agent (such assigns of either Redwood or Hanover to which Escrow Agent consents, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns"). Escrow Agent may not assign this Escrow Agreement without the prior written consent of Redwood and Hanover.

    17.  Severability.  If one or more of the provisions hereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect under applicable law, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

    18.  Termination.  This Escrow Agreement shall terminate upon written notice from Redwood and Hanover to Escrow Agent, in which case any remaining Escrowed Funds held by the Escrow Agent shall be delivered to Redwood; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 10 hereof shall survive the termination hereof and, provided further, that the last two sentences of Section 8 hereof and the provisions of Section 9 hereof shall, in any event, survive the termination hereof.

    19.  General.  The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither Redwood, Hanover nor Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived, or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers, and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of Redwood, Hanover and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

    20.  No Limitation of Liability.  Nothing contained in this Escrow Agreement shall in any way limit Redwood's or Hanover's liability to each other under the Master Agreement or any other agreement entered into by Redwood and Hanover.

    IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

REDWOOD ENERGY PRODUCTION, L.P., a Texas limited partnership
By:	Redwood Energy Company its General Partner
By:
Name:
	Title:	"REDWOOD"
HANOVER COMPRESSION LIMITED PARTNERSHIP, a Delaware limited partnership
By:
Name:
Title:	"HANOVER"
THE CHASE MANHATTAN BANK, a New York banking corporation
By:
Name:
Title:	"ESCROW AGENT"

Schedule I

Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions

If to Redwood:

Name	Telephone Number
1.
2.

If to Hanover:

Name	Telephone Number
1.
2.

Telephone call-backs shall be made to both Redwood and Hanover if joint instructions are required pursuant to the Escrow Agreement.

Exhibit G

    Ryder Scott Reserve Report dated December 31, 2000 prepared for Panther Resources Corporation for certain leasehold interests.

QuickLinks

EXHIBIT 10.9
MASTER AGREEMENT
RECITALS
ARTICLE I. Definitions
ARTICLE II. Closing and Execution of Instruments
ARTICLE III. Phase I Initial Development Program
ARTICLE IV. Phase II Development Program
ARTICLE V. Escrow Agreement / Term / Limited Recourse / Third Party Treating
ARTICLE VI. Representations and Warranties
ARTICLE VII. Choice of Law and Alternate Dispute Resolution
Exhibit A
Exhibit A-1
Exhibit A-2
Exhibit B
Exhibit C GAS PURCHASE AGREEMENT between GATEWAY PROCESSING COMPANY and REDWOOD ENERGY PRODUCTION, L.P.
INDEX
GAS PURCHASE AND SALES AGREEMENT
GAS PURCHASE AGREEMENT
W I T N E S S E T H
ARTICLE IX.—Definitions
ARTICLE X.—Dedication and Commitment
ARTICLE XI.—Quantity
ARTICLE XII.—Quality
ARTICLE XIII.—Delivery Conditions
ARTICLE XIV.—Measurement
ARTICLE XV.—Price
ARTICLE XVI.—Liquids and Liquefiables
ARTICLE XVII.—Taxes
ARTICLE XVIII.—Regulation
ARTICLE XIX.- Force Majeure
ARTICLE XX.—Title
ARTICLE XXI.—Term
ARTICLE XXII.—Billing and Payment
ARTICLE XXIII.—Miscellaneous
ARTICLE XXIV.—Notice and Representatives
ARTICLE XXV.—Alternative Dispute Resolution
Exhibit D TREATING AGREEMENT
DEFINITIONS
ARTICLE XXVI. EQUIPMENT AND INSTALLATION
ARTICLE XXVII. MAINTENANCE AND OPERATION
ARTICLE XXVIII. PAYMENTS
ARTICLE XXIX. TERM OF AGREEMENT
ARTICLE II POINT OF DELIVERY AND POINT OF REDELIVERY
ARTICLE III THIRD PARTY AND NON-RODESSA/SLIGO INTERVAL GAS
ARTICLE IV INSURANCE
ARTICLE V HOLD HARMLESS AGREEMENT
ARTICLE VI FORCE MAJEURE
ARTICLE VII INDEPENDENT CONTRACTOR
ARTICLE VIII ASSIGNMENT
ARTICLE IX CONSTRUCTION
ARTICLE XXX. TITLE TO EQUIPMENT
ARTICLE X NOTIFICATIONS
ARTICLE XI CHOICE OF LAW PROVISION
ARTICLE XII ALTERNATE DISPUTE RESOLUTION
ARTICLE XXXI. CONFIDENTIALITY
EXHIBIT A Gas Specifications
EXHIBIT B Plant Specifications
EXHIBIT C Pipeline Quality Gas
Exhibit E
TRANSPORTATION AGREEMENT
ARTICLE III—Point of Delivery, Point of Redelivery and Construction of Facilities
EXHIBIT "A"—DESCRIPTION OF TRANSPORTATION SYSTEM
Exhibit F
ESCROW AGREEMENT
Exhibit G